Exhibit 10.25

AGREEMENT FOR THE SALE AND PURCHASE OF THE

ENTIRE ISSUED SHARE CAPITAL OF:

VOLT LINES B.V.

ENTERED INTO BY AND BETWEEN

THE PARTIES SET FORTH HEREINAFTER

AMSTERDAM, 29 APRIL 2022

CONTENT

1. DEFINITIONS AND INTERPRETATION	6

2. SALE, PURCHASE AND TRANSFER OF THE SHARES	12

3. PURCHASE PRICE	13

4. DEBT, CASH AND WORKING CAPITAL CERTIFICATE	16

5. CONDITIONS PRECEDENT	16

6. INTERIM PERIOD	17

7. CLOSING	18

8. SELLER’S LIABILITY REGIME	20

9. CLAIMS PROCEDURE	23

10. PAYMENT AND SET OFF OF CLAIMS	24

11. SELLERS’ LIABILITY	24

12. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SWVL HOLDINGS	25

13. JOINT AND SEVERAL LIABILITY BETWEEN BUYER AND SWVL HOLDINGS	26

14. NON-COMPETE UNDERTAKING	26

15. CONFIDENTIALITY	27

16. FURTHER ASSURANCES	27

17. ASSIGNMENT OF THE AGREEMENT	27

18. TAXES AND EXPENSES	27

19. ENTIRE AGREEMENT	28

20. NO IMPLIED WAIVER	28

21. VARIATIONS	28

22. NO RESCISSION	28

23. INVALIDITY	28

24. NOTARIAL INDEPENDENCE	28

25. NOTICES AND COMMUNICATIONS	28

26. GOVERNING LAW AND JURISDICTION	32

27. COUNTERPARTS	33

Schedule 1 -Company Capitalization	38

Schedule 2 – Buyer’s Group Structure	41

Schedule 3 – Purchase Price Allocation	42

Schedule 4 – Milestones	44

Schedule 5 – Swvl Shares Undertakings	45

Schedule 6 – Calculation of Net Financial Debt	46

Schedule 7 – Resource Commitment Instalments	47

Schedule 8 – Seller’s Warranties	48

SALE AND PURCHASE

AGREEMENT

This Agreement is entered into on 29 April 2022 and effective as of 24 April 2022 (the “Effective Date”) by and between:

1.

Mohamad Ali Al Halabi, a Lebanese citizen of legal age, born in Saida Lebanon, on 2 March 1984, whose elected domicile for the purpose of this Agreement is Al Reem Island, The Gate District, Gate Tower II, 3117, Abu Dhabi, UAE (“Seller 1” or the “Founder”);

2.

Khaleej 1 Ltd, a Cayman Islands exempted company, registered under number MC-295287, whose registered office is at P.O Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands, acting as the agent and the nominee of MEVFII (“Seller 2”);

3.

HEDEF ARAÇ KİRALAMA VE SERVİS A.Ş., a joint stock company organized and validly existing under the laws of the Republic of Turkey, registered at İstanbul Trade Registry under registration number 508266, having its principal office located at Ofishane, Merkez Mahallesi Cendere Caddesi No:22 Kat:12-13 Kağıthane, İstanbul (“Seller 3”);

4.

March Holding Limited, a limited liability company under the laws of the United ArabEmirates, having its registered office at Unit 110&111 Level 01 Gate Village Building 06,Dubai Financial Centre, Dubai, United Arab Emirates, registered with the Dubai registrar under number 2441 (“Seller 4”);

5.

Stichting DAI & Members, a foundation (stichting) duly incorporated and validly existing under the laws of the Netherlands, with its registered offices at Maslak Mah. AOS 55. Sokak 42, Maslak Sitesi, No: 4 / 557, 34396 Sariyer, Istanbul, Turkey and registered with the trade Register of the Dutch Chamber of Commerce under number 75526174 (“Seller 5”);

6.

Stichting Turkish Investors, a foundation (stichting) duly incorporated and validly existing under the laws of the Netherlands, with its registered offices at Maslak Mah. AOS 55. Sokak 42, Maslak Sitesi, No: 4 / 557, 34396 Sariyer, Istanbul, Turkey and registered with the trade Register of the Dutch Chamber of Commerce under number 75526034 (“Seller 6”);

7.

Stichting MEVP Investors, a foundation (stichting) duly incorporated and validly existing under the laws of the Netherlands, with its registered offices at Maslak Mah. AOS 55. Sokak 42, Maslak Sitesi, No: 4 / 557, 34396 Sariyer, Istanbul, Turkey and registered with the trade Register of the Dutch Chamber of Commerce under number 75526182 (“Seller 7”);

8.

Lill CVC SAPI de CV, a company organized and validly existing under the laws of Mexico having its registered address at Artilleros 123, Colonia 7 de Julia, Venustiano Carranza, Ciudad de Mexico, 15390, Mexico, under registration number LCV1806086QA (“Seller 8”);

9.

Wamda Seed Limited, a company organized and validly existing under the laws of the Cayman Islands, having its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and registered with the register of companies under registration number 329833 (“Seller 9”);

10.

Stichting Volt Lines ESOP, a foundation (stichting) duly incorporated and validly existing under the laws of the Netherlands, with its registered offices at Maslak Mah. AOS 55. Sokak 42, Maslak Sitesi, No: 4 / 557, 34396 Sariyer, Istanbul, Turkey and registered with the trade Register of the Dutch Chamber of Commerce under number 81990650 (“Seller 10”);

11.

Commoditynet Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), duly incorporated and validly existing under the laws of the Netherlands, having its registered offices at Ambachtsweg 56 in 3542 DH, Utrecht, the Netherlands and registered with the Trade Register of the Dutch Chamber of Commerce under number 30271902 (“Seller 11”);

12.

WSH, a Cayman Islands company limited by shares, having its registered office at P.O Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands, registered with the Cayman registrar under number MC- 230084 (“Seller 12”);

13.

Southeast Europe Equity Fund II, LP, a Cayman Islands limited partnership, having its registered office at the address of c/o Intertrust Trustees (Cayman) Ltd, 190 Elgin Avenue, George Town, Grand Cayman, Cayman Islands KYI-9005, and having certificate of good standing of a partnership numbered OG 16589 issued by Registrar of Limited Partnerships Cayman Islands (“Seller 13”);

14.

Swvl GLOBAL FZE, a Limited Liability Free Zone Establishment duly incorporated and validly existing under the Dubai World Trade Centre Authority (“DWTCA”) Company Rules and Regulations under Dubai law No 9 of 2015, registered with the Mercantile Registrar of Companies of Dubai World Trade Center Authority under number 0361, having its registered office at Office No:02.08 the offices 4 at One Central, Dubai World Trade Centre and without tax identification code since there is no corporate income tax in UAE (the “Buyer”), duly represented by Mr. Mostafa Essa Mohamed Mohamed Kandil, a citizen of The Arab Republic of Egypt, of legal age, with professional domicile in Office No: 02.08 the offices 4 at One Central, Dubai World Trade Centre, and holder of valid Passport of his nationality number A-18493071, who is duly authorized to sign and execute this agreement in his capacity as CEO of the Buyer;

15.

Swvl Holdings Corp, a company duly incorporated and existing under the laws of the territory of the British Virgin Islands, registered with the Registrar of Corporate Affairs of the British Virgin Islands under number 2070410, having its registered office at Maples Corporate Services (BVI) Limited Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Swvl Holdings”), duly represented by Mr. Mostafa Essa Mohamed Mohamed Kandil, a citizen of The Arab Republic of Egypt, of legal age, with professional domicile in Office No: 02.08 the offices 4 at One Central, Dubai World Trade Centre, and holder of valid Passport of his nationality number A-18493071, who is duly authorized to sign and execute this agreement in his capacity as CEO and a director of Swvl Holdings; and

16.

Volt Lines B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), duly incorporated and validly existing under the laws of the Netherlands, having its registered offices at Jan van Goyenkade 8, 1075 HP Amsterdam, the Netherlands registered with the Trade Register of the Dutch Chamber of Commerce under number 74802992 (the “Company”);

Parties 0 through 13 hereinafter collectively referred to as the “Sellers” and each individually as a “Seller”.

Parties 0 through 16 hereinafter collectively referred to as “Parties” and each individually as a “Party”.

RECITALS

A.	The Sellers hold all issued and outstanding shares in the share capital of the Company (the “Shares”) in the proportions as set forth under Part I of Schedule 1 (Company Capitalization).

B.	The Company is the registered owner of the 100% share capital of:

•

Volt Lines Akıllı Ulaşım Teknolojileri ve Taşımacılık Anonim Şirketi is a private joint stock company (anonim şirket) duly incorporated and existing under the laws of Turkey for an indefinite period of time, registered with the Istanbul Trade Registry (İstanbul Ticaret Sicili) under the number 104265-5, having its registered office at Sultan Selim Mah. Hümeyra Sok. Nef 09 Sitesi B Blok No:7/217 Kagıthane/Istanbul, Turkey, and holder of the tax identification number 9250588457 (hereinafter, “Volt Lines Turkey”); and

•

Volt Lines MENA Limited, a private limited liability company duly incorporated and validly existing under the rules and regulations of Abu Dhabi Global Market, having its registered address at Al Khatem Tower, ADGM Square, Al Maryah Island, Abu Dhabi, UAE, and registered with the ADGM registration authority under registration number 000005720 (hereinafter, “Volt Lines MENA”).

the Company, Volt Lines Turkey and Volt Lines MENA hereinafter jointly referred to as the “Companies”.

C.

The Companies are engaged in the business of the development, implementation and commercialization of new mobility and transport systems and more in particular, the Companies are the owner of (i) the passenger App (for iOS and Android) named “Volt Lines”, (ii) the driver App (for iOS and Android) named “Volt Lines”, used for the provision of mobility services (the “Business”).

D.

Each of the Foundations has issued depositary receipts in respect of the Shares held by it to the entities and persons listed in Part II of Schedule 1 (Company Capitalization) (such holders of depositary receipts hereinafter the “DR Holders”). Stichting Volt Lines ESOP has furthermore granted options to acquire depositary receipts in respect of Shares held by it under the terms laid down in the Company’s ESOP to the persons listed in Part III of Schedule 1 (Company Capitalization) (such persons hereinafter the “Option Holders”).

E.	Buyer’s group structure immediately preceding Closing is depicted in the structure chart attached as Schedule 2 (Buyer’s Group Structure).

F.

Swvl Holdings was engaged in a de-SPAC transaction, as a result the shareholders of Swvl Inc., a subsidiary of Swvl Holdings, ultimately became shareholders of Pivotal Holdings Corp, which had been trading in the NASDAQ Stock Exchange. Later on, the registered name of the Pivotal Holdings Corp was changed to Swvl Holdings Corp. According, to the terms and conditions set forth in this Agreement, Swvl Holdings will assume certain obligations of the Buyer vis-à -vis the Sellers and, among others, will pay on account of the Buyer the portion of the Purchase Price described under Clause 3 below, by the issuance of Swvl Shares. Terms, conditions and tax and accountant implications arising from Swvl Holdings assuming the payment obligations of the Buyer will be agreed amongst them.

G.

The Sellers have granted the Buyer the opportunity to conduct a due diligence investigation into documents selected by the Founder with respect to the Shares, the Companies and the Business, to which the Buyer and its Representatives were granted access through the Data Room. ( the “Due Diligence Investigation”).

H.	Each of the Parties obtained all necessary corporate and other internal approvals to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

I.

The Parties wish to set out the terms and conditions under which the Buyer shall purchase and the Sellers shall sell the Shares, as a result of which, after the transfer of the Shares to the Buyer, the Buyer shall become the sole shareholder of the Company.

CLAUSES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and the Schedules unless the context shall otherwise require:

1.1.1	words and expressions shall be interpreted in accordance with and have the following meanings:

“Accountant” has the meaning set out in Clause 3.3.12;

“Affiliate” means, with respect to any Party, any other person which, directly or indirectly, controls, is controlled by, or is under common Control with the specified Party with respect to an individual an associate shall also include children, parents, siblings, first cousins, nephews and spouses of such individual;

“Agreement” means the present agreement including the schedules and annexes thereto;

“ARR or Annual Recurring Revenue” means the total annual recurring revenue of the Companies (taken as a whole) which is equal to the monthly revenue of the Companies multiplied by twelve;

“Authority” means any international, supranational, European Union, national, federal, regional, provincial, municipal or other governmental body, authority or court exercising a legislative, judicial, executive, regulatory or self-regulatory, administrative or other governmental function and with jurisdiction in respect of the relevant matter;

“Basket” has the meaning set out in Clause 8.6.1.2;

“Business” has the meaning set out in Recital C;

“Business Days” means a day other than a Saturday or Sunday or a public holiday in Turkey and/or Netherlands on which the majority of the banks are open for business in Turkey or the Netherlands, other than for internet banking services only;

“Buyer” means Swvl GLOBAL FZE, as specified in the introduction;

“Buyer’s Group” the Buyer and any of its Affiliates from time to time including the Companies from Closing;

“Buyer Milestones Statement” has the meaning set out in Clause 3.3.8;

“Buyer Warranties” has the meaning set out in Clause 12;

“Cash” has the meaning set out in in Schedule 6 (Calculation of Net Financial Debt);

“Cash Consideration” has the meaning set out in Clause 3.2.1;

“Claim” means any claim by the Buyer against the Sellers under this Agreement;

“Closing” means completion of the matters described in Clause 7 including the transfer (levering) of the Shares pursuant to this Agreement;

“Closing Date” has the meaning set out in Clause 7.1;

“Closing Notice” has the meaning set out in Clause 5.2;

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, obligation, covenant or agreement under this Agreement, reasonable, diligent good faith efforts to accomplish such objective, obligation, covenant or agreement as such Party would normally use to accomplish a similar objective, obligation, covenant or agreement as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgement, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses;

“Commission” means the U.S. Securities and Exchange Commission;

“Company” means Volt Lines B.V., as specified in the introduction;

“Companies” has the meaning set out in recital B;

“Conditions Precedent” has the meaning set out in Clause 5.1;

“Confidential Information” has the meaning set out in Clause 15.1;

“Connected Person to the Sellers “ means, in respect of any Seller:

(i)	its Affiliates (excluding the Companies); and

(ii)	each of their respective directors and, in case of a Person which is an individual, the persons within its first degree of consanguinity or affinity.

“Contingent Consideration” has the meaning set out in Clause 3.1;

“Contingent Consideration Receivable” has the meaning set out in Clause 3.3.1;

“Contingent Swvl Shares” has the meaning set out in Clause 3.3.2;

“Contingent Swvl Shares Price” has the meaning set out in Clause 3.3.2

“Control” means, with respect to the relevant person, (i) the direct or indirect ownership or control of more than 50% (fifty per cent) of the (a) ownership interests or (b) voting power at the general meeting or a similar body, of that person, or (ii) the right or ability to (a) appoint or remove or (b) direct the appointment or removal of, such number of the members of the management board, board of directors or a similar body of that person with the decisive voting power in such body;

“Damages” means damages (vermogensschade) within the meaning of article 6:96 et seq of the DCC and otherwise as determined in accordance with title 1, section 10 of book 6 of the DCC, but excluding loss of profits (gederfde winst) and consequential losses (gevolgschade), it further being understood that in calculating Damages, no multiple shall be applied;

“Data Room” means the virtual data room prepared by Sellers and made available to the Buyer and its Representatives through Google Drive for facilitating the Due Diligence Investigation during the period from 01 April 2022 to 22 April 2022;

“DCC” means the Dutch DCC (Burgerlijk Wetboek);

“Debt, Cash and Working Capital Certificate” has the meaning set out in Clause 4.1;

“de Minimis Franchise” has the meaning set out in Clause 8.5.1 ;

“Deed of Transfer” means the notarial deed of transfer of the Shares.

“Disagreement Date” has the meaning set out in Clause 3.3.12;

“Disclosure Letter” means the letter from the Sellers to the Buyer with annexes thereto in relation to the Sellers’ Warranties to be submitted by the Sellers to the Buyer ultimately 3 (three) Business Days prior to the Closing Date in a form acceptable to the Buyer;

“DR Holders” has the meaning set out in Recital D;

“Due Diligence Investigation” has the meaning set out in Recital G;

“Effective Date” has the meaning set out in the introduction;

“Encumbrance” means a pledge, mortgage or other security interest of any kind (other than pursuant to Law or constitutional document), or the commitment to create any of the foregoing and to Encumber shall be construed accordingly;

“ESOP” means the employee stock option plan adopted by the Company in favor of Volt Lines Turkey’s employees that was approved by the Company on 11 March 2021;

“Eur” or “Euro” means Euros, being one (1.00) USD equivalent to EUR 0.95;

“FDI Authorization” has the meaning set out in Clause 5.1;

“Financial Statements” has the meaning set out in section 2.3.1 of the Sellers’ Warranties.

“Fixed Consideration” means the consideration set forth in Clause 3.1;

“Fixed Consideration Receivable” has the meaning set out in Clause 3.2.1;

“Foundations” means Stichting DAI & Members, Stichting MEVP Investors, Stichting Turkish Investors and Stichting Volt Lines ESOP, collectively;

“Founder” means Mr. Ali Halabi, as specified in the introduction;

“Fundamental Warranties” has the meaning set out in Clause 8.1;

“Gross Financial Debt” has the meaning set out in in Schedule 6 (Calculation of Net Financial Debt);

“Intellectual Property Rights” means any trading names, trademarks, patents and other intellectual or industrial property, as well as intellectual property rights on the software and computer programs;

“Interim Period” has the meaning set out in Clause 6.1;

“Law(s)” means any: (a) law; (b) constitution, decree, judgment, decision, legislation, order, ordinance, regulation, statute, treaty or other legislative or judicial or legal measure or practice of a regulatory authority; or (c) directive, regulation, practice, concession or requirement which has the force of law and is issued by any regulatory authority or central bank or other fiscal, monetary, regulatory, self-regulatory or other Authority or agency that has jurisdiction over the Companies or its business;

“Lockup Expiry Date(s)” has the meaning set out in Schedule 5 (Swvl Shares Undertaking);

“Long Stop Date” means 1 November 2022;

“Material Adverse Change” means any event, circumstance, effect, or state of affairs or any combination thereof which is, or is reasonably likely to be, materially adverse to the business, operations, assets, properties, business or financial condition, results or prospects of any of the Companies after giving effect to the Transactions; provided, however, that any of the following shall not constitute a Material Adverse Change: (i) event, circumstance, effect, or state of affairs or any combination thereof that it caused by conditions affecting the economy in general or the economy of any nation or region in which any of the Companies conducts business that it material to the business of such the Companies, taken as a whole, (ii) any event, circumstance, effect, or state of affairs or any combination thereof that it caused by conditions affecting the industry and/or market in which the Companies are active and/or (iii) event, circumstance, effect, or state of affairs or any combination thereof that it caused by condition affecting the financial market;

“Milestones” means the milestones specified in Schedule 4 (Milestones);

“Milestones Term” means the period between the Closing Date and the first anniversary of the Closing Date;

“NASDAQ” means National Association of Securities Dealers Automated Quotations;

“Net Financial Debt” means the financial debt of the Companies, calculated as provided in Schedule 6 (Calculation Net Financial Debt);

“Notary” means Ms. I.N van den Bergh, civil-law notary (notaris), or her deputy (plaatsvervanger) or any other civil law notary of Van Campen & Partners N.V.;

“Open Issues” has the meaning set out in Clause 3.3.12;

“Option Holders” has the meaning set out in Recital D;

“Parties” means all parties to this Agreement as defined in the introduction to this Agreement and “Party” shall be construed accordingly;

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity;

“Protected Swvl Shares” has the meaning set out in Schedule 5 (Swvl Shares Undertakings);

“Purchase Price” has the meaning set out in Clause 3.1;

“Purchase Price Beneficiaries” means the persons set out in Schedule 3 (Purchase Price Allocation);

“RC Instalment(s)” has the meaning set out in Clause 3.4.1;

“Relevant Proportion” means in respect of a Seller its share in the Purchase Price which depends on the ultimate amount/value of the Purchase Price at the moment when (the relevant portion of) the Purchase Price is paid to such Seller;

“Representatives” means, in relation to a person, (i) any and all persons authorized to represent such person (whether or not such authority is subject to limitations), (ii) such person’s directors, officers and employees (whether or not authorized to represent such person) and (iii) any of the professional advisers of such person.

“Resource Commitment” has the meaning set out in Clause 3.4.1;

“Resource Commitment Deadline” has the meaning set out in Clause 3.4.1;

“Shareholders’ Agreement” means the shareholders’ agreement regarding the Company in force before the Effective Date;

“Shares” has the meaning set out in recital A;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder;

“Seller(s)” has the meaning set out in the introduction of this Agreement;

“Seller 1” has the meaning set out in the introduction of this Agreement;

“Seller 2” has the meaning set out in the introduction of this Agreement;

“Seller 3” has the meaning set out in the introduction of this Agreement;

“Seller 4” has the meaning set out in the introduction of this Agreement;

“Seller 5” has the meaning set out in the introduction of this Agreement;

“Seller 6” has the meaning set out in the introduction of this Agreement;

“Seller 7” has the meaning set out in the introduction of this Agreement;

“Seller 8” has the meaning set out in the introduction of this Agreement;

“Seller 9” has the meaning set out in the introduction of this Agreement;

“Seller 10” has the meaning set out in the introduction of this Agreement;

“Seller 11” has the meaning set out in the introduction of this Agreement;

“Seller 12” has the meaning set out in the introduction of this Agreement;

“Seller 13” has the meaning set out in the introduction of this Agreement;

“Sellers’ Group” the Sellers and any of their Affiliates from time to time with the exception of the Companies from Closing;

“Sellers Milestones Statement” has the meaning set out in Clause 3.3.9;

“Sellers’ Warranties” has the meaning set out in Clause 8.1;

“Swvl Holdings” has the meaning set out in recital F;

“Swvl Shares” has the meaning set out in Clause 3.2.2;

“Swvl Shares Price” has the meaning set out in Clause 3.2.2;

“Swvl Shares Undertakings” means the undertakings to be entered into by and between each of the Purchase Price Beneficiaries on the one hand and Swvl Holdings and the Buyer on the other hand, in which the undertakings as specified in Schedule 5 (Swvl Shares Undertakings) shall be laid down.

“Tax” or “Taxes” means (i) all national, regional, local, municipal, foreign or other taxes including, without limitation, taxes, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, gross receipts, license, excise, severance, stamp, occupation, premium, franchise, real property, personal property, sales, use, transfer, registration, escheat, unclaimed property, asset values, turnover, value added or other reference and local or municipal imposition, duties, contributions and levies (including employment contributions, payroll taxes and social security contributions), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax otherwise), in respect of the Companies, and (ii) any related interest, fines or penalties relating to the foregoing or resulting from a failure to comply with any provisions of any enactment relating to tax;

“Third Party Claim” has the meaning set out in Clause 9.2.1;

“Transaction” means the transfer by the Sellers to the Buyer of the Shares, pursuant to the terms and conditions of this Agreement;

“Transaction Documents” means this Agreement and any other relevant document required for the Transaction to occur;

“USD”, US Dollars or “$” means United Stated Dollars;

“Volt Lines Turkey” has the meaning set out in recital B;

“Volt Lines MENA” has the meaning set out in recital B;

“Warranty Breach” means any fact or circumstance which causes any of the Sellers’ Warranties to be untrue or misleading on the date of this Agreement or on the date of Closing;

“Working Capital” means the difference between assets and liabilities of the Companies at Closing;

1.2	In this Agreement, unless otherwise specified:

1.2.1	references to a “company” shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established;

1.2.2	references to clauses, paragraphs, schedules and annexes are to clauses, paragraphs, schedules and annexes to this Agreement;

1.2.3

references to a “person” shall be construed so as to include any private individual, legal entity (rechtspersoon), firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality) and that person’s successors in title and permitted assigns and transferees;

1.2.4

any reference to a “day” or a number of “days” (without the explicit qualification of “Business” in front) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day;

1.2.5	any reference in this Agreement to “including” means “including, without limitation”;

1.2.6	words denoting the singular shall include the plural and vice versa;

1.2.7	headings to clauses and schedules are for convenience only and do not affect the interpretation of this Agreement;

1.2.8

the schedules and annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules and annexes;

1.2.9

references to documents in the “agreed form” means a reference to a document in the form agreed between the relevant Parties as being final, subject to such amendments as may be agreed from time to time in writing between the relevant Parties;

1.2.10

any references to a “subsidiary” (dochtermaatschappij), “group company” (groepsmaatschappij) or “participation” (deelneming) are to be construed in accordance with articles 2:24a, 2: 24b and 2: 24c of the DCC;

1.2.11	references to “written’ or “in writing” include any mode of reproducing words in a legible and non-transitory form;

1.2.12

references to a law, provision of law or regulation includes a reference to that law, provision of law or regulation as amended or re-enacted from time to time, as well as to the law, provision of law or regulation by which it is replaced;

1.2.13	references to “Sellers’ knowledge” or words or expressions of a similar nature shall be deemed to refer to the conscious awareness of the Sellers or the Founder.

1.2.14

where information is qualified by the expression “fairly disclosed”, the information concerned is limited to the information which is or should be reasonably apparent to a prudent and diligent buyer or any of its Representatives placed in the same circumstances as the Buyer, the Buyer’s relevant Affiliates, or their respective Representatives after a diligent review thereof;

1.3

Terms in this Agreement refer to Dutch legal concepts only and shall be interpreted accordingly. The use of these or similar terms in any other jurisdiction shall be disregarded. In respect of any jurisdiction other than the Netherlands, references to any Dutch legal concept shall be deemed to refer to the concept that most approximates to the Dutch legal term in that jurisdiction.

1.3.1

References to any Dutch legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than the Netherlands be deemed to include what most nearly approximates in that jurisdiction to the Dutch legal term.

2.	SALE, PURCHASE AND TRANSFER OF THE SHARES

2.1	The Sellers hereby sell the Shares to the Buyer and the Buyer hereby purchases the Shares from the Sellers, on the terms and subject to the conditions of this Agreement.

2.2

The Sellers agree to transfer to the Buyer the Shares and the Buyer agrees to accept such Shares from the Sellers, on the Closing Date, free from Encumbrances and with all rights attached to them by way of execution of the Deed of Transfer.

2.3	Subject to Closing, and the terms and conditions of this Agreement, the Shares, the Companies and the Business shall be for the benefit and risk of the Buyer with effect from the Closing Date.

2.4

To the extent necessary, the Company and the Founder (in their capacity as holders of depositary receipts issued by Stichting Volt Lines ESOP in respect of the Shares held by it) hereby agree to the sale and transfer by Stichting Volt Lines ESOP of the Shares held by it to the Buyer.

3.	PURCHASE PRICE

3.1	The Purchase Price for the Shares (the “Purchase Price”) shall be the sum of:

(i)	a fixed consideration set out in Clause 3.2 (the “Fixed Consideration”); and

(ii)	subject to (partial) achievement of the Milestones, a contingent consideration set out in Clause 3.3.1 (the “Contingent Consideration”).

3.2	Fixed Consideration

3.2.1	The Fixed Consideration shall comprise:

(i)

a cash payment in the amount of USD 5,000,000 (five million US Dollars) payable by the Buyer and/or Swvl Holdings to the Purchase Price Beneficiaries in the proportions as set out in Schedule 3 (Purchase Price Allocation) on the bank accounts of the Purchase Price Beneficiaries communicated to the Buyer at Closing, within 6 months after the Closing Date (the “Cash Consideration”); and

(ii)

an in kind component comprising a receivable in the amount equal to the value of the Swvl Shares (as defined below) at the Closing Date (the “Fixed Consideration Receivable”), payable by way of set-off against the Swvl Shares Price (as hereinafter defined) in accordance with Clause 3.2.2.

3.2.2

Swvl Holdings hereby assumes the payment obligation of the Buyer towards the Sellers ensuing from the Fixed Consideration Receivable, as a result of which the Sellers shall have a receivable against Swvl Holdings in the amount of the Fixed Consideration Receivable. Swvl Holdings shall at Closing issue to the Purchase Price Beneficiaries 1,400,000 (one million four hundred thousand) Class A Common Shares (the “Swvl Shares”) against an aggregate purchase price equal to the Fixed Consideration Receivable (the “Swvl Shares Price”), which shall be settled by the Sellers by way of offsetting the Swvl Shares Price against the Fixed Consideration Receivable (which is assigned to Swvl Holdings pursuant to this Clause 3.2.2).

3.2.3

The Fixed Consideration shall be allocated among the Purchase Price Beneficiaries in accordance with Schedule 3 (Purchase Price Allocation). More specifically, Parties hereby agree and acknowledge that:

(i)

the Cash Consideration and the Swvl Shares accruing to each of the Foundations are considered to be ‘proceeds’ or ‘DR Proceeds’ within the meaning ascribed thereto in the terms and conditions of administration of each of the Foundations and the ESOP, respectively, which ‘proceeds’ or ‘DR Proceeds’ (as applicable) should be paid to the DR Holders and the Option Holders, respectively it being understood however that the depositary receipts in respect of Shares issued by Stichting Volt Lines ESOP to the Company as reflected in Schedule 1 (Company Capitalization) shall not entitle the Company to any portion of the Purchase Price as on the basis of the ESOP such portion of the Purchase Price is deemed to be allocated to the Option Holders and to the extent necessary the Company hereby expressly waives any and all entitlement to the Purchase Price accruing to the depositary receipts in respect of Shares issued by Stichting Volt Lines ESOP and held by the Company as reflected in Schedule 1 (Company Capitalization).

(ii)

each of the Foundations hereby directs Swvl Holdings to pay or issue (as applicable) the portion of the Cash Consideration and the Swvl Shares to which it would otherwise be entitled pursuant to Clause 3.2.2 to the DR Holders and the Option Holders in the proportions set forth in Schedule 3 (Purchase Price Allocation).

3.2.4

The Swvl Shares shall be made subject to certain lockup restrictions as specified in the Swvl Shares Undertakings to be signed by all Purchase Price Beneficiaries at Closing in accordance with Clause 7.4.1(vi).

3.2.5	The Fixed Consideration is definitive and final and is not subject to any adjustment.

3.3	Contingent Consideration

3.3.1

In addition to the Fixed Consideration, the Sellers shall be entitled to receive from the Buyer, as an additional consideration for the Shares transferred by the Sellers to the Buyer under this Agreement, an contingent consideration in kind comprising a receivable equal to the value of the Contingent Swvl Shares (as hereinafter defined) which shall become due and transferable subject to achievement by the Companies of the Milestones (the “Contingent Consideration Receivable”), payable by way of set-off against the Contingent Swvl Shares Price (as hereinafter defined) in accordance with Clause 3.3.2.

3.3.2

Swvl Holdings hereby assumes the payment obligation of the Buyer towards the Sellers ensuing from the Contingent Consideration Receivable, as a result of which the Sellers shall have a receivable against Swvl Holdings in the amount of the Contingent Consideration Receivable. Subject to the (partial) achievement of the Milestones, Swvl Holdings shall issue to the Purchase Price Beneficiaries in accordance with the proportions set forth in Schedule 3 (Purchase Price Allocations) up to 1,800,000 (one million eight hundred thousand) Class A Common Shares of Swvl Holdings (the “Contingent Swvl Shares”) against an aggregate purchase price equal to the Contingent Consideration Receivable (the “Contingent Swvl Shares Price”), which shall be settled by the Sellers by way of offsetting the Contingent Swvl Shares Price against the Contingent Consideration Receivable (which is assigned to Swvl Holdings pursuant to Clause 3.3.2).

3.3.3

The Contingent Consideration shall be allocated among the Purchase Price Beneficiaries in accordance with Schedule 3 (Purchase Price Allocation). More specifically, Parties hereby agree and acknowledge that the Contingent Swvl Shares accruing to each of the Foundations are considered to be ‘proceeds’ or ‘DR Proceeds’ within the meaning ascribed thereto in the terms and conditions of administration of each of the Foundations and the ESOP, respectively, which ‘proceeds’ or ‘DR Proceeds’ (as applicable) should be paid to the DR Holders and the Option Holders, respectively. Therefore, each of the Foundations hereby directs Swvl Holdings to issue the Contingent Swvl Shares to which it would otherwise be entitled pursuant to Clause 3.3.2 (and for the avoidance of doubt subject to the (partial) achievement of the Milestones) to the DR Holders and the Option Holders in the proportions set forth in Schedule 3 (Purchase Price Allocation), which issuance of Contingent Swvl Shares shall be effected in accordance with Clause 3.3.16.

3.3.4

The Contingent Swvl Shares shall be made subject to certain restrictions and protections as specified in the Swvl Shares Undertakings to be signed by each of the Purchase Price Beneficiaries on the other hand at Closing in accordance with Clause 7.4.1(vi) and Clause 7.7.1(i).

3.3.5

The Parties expressly agree that the Contingent Swvl Shares that have become due and issuable to the Sellers subject to achievement of the Milestones shall at the end of the Milestone Term be issued by Swvl Holdings in accordance with Clause 3.3.16. The Contingent Swvl Shares shall in no event constitute or be deemed as a recurrent or regular (annually or otherwise) payment, remuneration or consideration of any nature.

3.3.6	In case where certain Milestones are achieved in Volt Lines Turkey, expansion of the Companies to the Turkic States, firstly to Azerbaijan, shall be dully carried out by the Buyer.

3.3.7

The Sellers and the Buyer shall discuss the progress made on the Milestones on a quarterly basis, during which meeting the Sellers and the Buyer shall jointly determine whether the relevant Milestone has been completed.

3.3.8

As soon as possible after the end of the Milestones Term, the Buyer shall confirm (partial) achievement of the Milestones to the Sellers in writing accompanied by the relevant calculations and evidence for the (partial) fulfilment of the Milestones (the Buyer Milestones Statement).

3.3.9

Within 10 (ten) Business Days following delivery thereof to the Sellers, the Sellers shall review the Buyer Milestones Statement and, on the basis of such review, notify the Buyer of any item or items they wish to dispute. Such notification shall include a summary of the reasons for such dispute and a list of proposed adjustments, substantiated in reasonably sufficient detail so as to allow reasonable assessment thereof by the Buyer and the Buyer’s accountant (such notification hereinafter referred to as the Sellers Milestones Statement).

3.3.10

If upon expiry of the aforesaid objection period of 10 (ten) Business Days no Sellers Milestones Statement has been received by the Buyer or if the Sellers notified the Buyer that there are no items they wish to dispute, the Buyer Milestones Statement shall be binding on the Parties.

3.3.11

The Parties shall give each other all information and assistance required or desirable for the preparation by the Buyer or the review by the Sellers, as the case may be, of the drafts of the Buyer Milestones Statement and the Sellers Milestones Statement.

3.3.12

If a Sellers Milestones Statement has been received by the Buyer, the Parties shall try to amicably resolve the issue. Should they fail to do so within 10 (ten) Business Days of the end of the aforesaid objection period of 10 Business Days (for the purpose of this Clause the Disagreement Date), then any such unresolved issue (for the purpose of this article the Open Issues) shall be submitted to and settled by an accountant of an independent reputable firm of accountants (for the purpose of this article the Accountant) to be jointly appointed by the Sellers and the Buyer within 2 (two) weeks of the Disagreement Date or, if the Parties fail to agree on such appointment within that period, by the Chairman of the Netherlands Institute of Registered Accountants (Nederlandse Beroepsorganisatie van Accountants). The Parties shall within 20 (twenty) Business Days after such appointment submit the Buyer Milestones Statement and the Sellers Milestones Statement and statements of their respective positions in writing to the Accountant. The Accountant shall determine the further procedural rules at his discretion.

3.3.13

The Parties undertake to procure that the Accountant shall then finally resolve the Open Issues by way of a binding advice (bindend advies) in accordance with this Agreement and notify the Parties of his decision, determining the final (partial) achievement of the Milestones as promptly as possible and in any event no later than 60 (sixty) Business Days after his appointment. The fees and expenses arising out of the engagement of the Accountant shall be borne as allocated by the Accountant at his discretion, failing which they shall be borne by the Party which on balance has been found to be in error. Any costs allocated to the Sellers shall be borne by them in accordance with each of their Relevant Proportions.

3.3.14

The failure of either Party to timely submit to the Accountant a written statement of its position or to otherwise fail to respond to any request of the Accountant for information, shall not preclude or delay the Accountant’s determination of the Open Issues on the basis of the information which will have been submitted.

3.3.15

The Parties shall, and the Buyer shall procure that the Companies shall, give all information and assistance to the Accountant requested by the Accountant for the preparation of his binding advice. Simultaneously with providing such information to the Accountant, the Parties shall provide each other with the same information.

3.3.16

No later than 10 (ten) Business Days after the (partial) achievement of the Milestones has been finally agreed or established pursuant to Clauses 3.3.8 through 3.3.15 or Clause 3.4.2, Swvl Holdings shall pass a board resolution to authorise the issuance of the relevant number of Contingent Swvl Shares to the Purchase Price Beneficiaries in the proportions set out in Schedule 3 (Purchase Price Allocation) and provide the Purchase Price Beneficiaries with an updated register of members which reflects the Purchase Price Beneficiaries as holders of the Contingent Swvl Shares.

3.4	Resource Commitment

3.4.1

The Buyer and Swvl Holdings hereby commit to contribute cash in the aggregate amount of USD 25,000,000.00 (twenty-five million US Dollars) (the “Resource Commitment”) to the Companies in order to allow for the Milestones be fulfilled in a timely manner and contribute to the growth of the Companies, which Resource Commitment shall be made available in several instalments as set forth in Schedule 7 (Resource Commitment Instalments) (each such instalment an “RC Instalment” and jointly the “RC Instalments”) and the entire amount of the Resource Commitment shall in any case be made available to the Companies ultimately by 10 October 2023 (the “Resource Commitment Deadline”), provided however that (i) any contributions made available by the Buyer and Swvl Holdings to the Companies with the sole purpose of M&A activities conducted by any of the Companies shall not be considered to form part of the Resource Commitment and (ii) the amounts provided as a Resource Commitment themselves shall not be considered to constitute revenue and shall not be taken into account when calculating the relevant ARRs and thereby the determination of (partial) achievement of the Milestones.

3.4.2

In the event that any RC Instalment (including any Instalments that falls due in accordance with (i) below) is not provided by the Buyer and/or Swvl Holdings before the deadline applicable to such instalment under Schedule 7 (Resource Commitment Instalments):

(i)

the subsequent 3 (three) instalments due under Schedule 7 (Resource Commitment Instalments) shall become due and payable by the Buyer and/or Swvl Holdings at once before the date on which the subsequent Instalment is due under Schedule 7 (Resource Commitment Instalments); and

(ii)

such portion of the Contingent Swvl Shares as is equal to the same proportion in which the relevant Instalment bears to the aggregate amount of the Resource Commitment shall become immediately due and issuable to the Purchase Price Beneficiaries in accordance with Clause 3.3.16 and the lockup restrictions applicable to such portion of Contingent Swvl Shares on the basis of the Swvl Shares Undertakings shall cease to apply to the Contingent Swvl Shares.

3.5	Indemnification payment adjustments

3.5.1	Any and all indemnification payments made by the Sellers to the Buyer pursuant to this Agreement shall be treated for tax purposes as adjustments to the Purchase Price.

4.	DEBT, CASH AND WORKING CAPITAL CERTIFICATE

4.1	The Sellers will provide to the Buyer five (5) Business Days prior to the Closing Date a certificate (the “Debt, Cash and Working Capital Certificate”) stating:

4.1.1

the amount of cash available (and free of disposal and not subject to any encumbrance or restriction) on that date in (i) all of the bank accounts of the Companies, (ii) any bank deposits held by the Companies; and (iii) any other equivalent asset that may be included in any cash caption of the annual accounts;

4.1.2

the amount of the Net financial Debt on that date and calculated in accordance with the terms and conditions set forth under Schedule 6 (Calculation of Net Financial Debt) and the amount of Working Capital on that date.

4.2	The Debt, Cash and Working Capital Certificate shall be prepared and issued by the CEO of the Company, according to the terms set forth in this Agreement.

4.3

The Debt, Cash and Working Capital Certificate shall only be delivered by the Sellers for information purposes of the Buyer and shall have no impact on the Purchase Price or any other payment to be made by the Buyer in accordance with this Agreement.

5.	CONDITIONS PRECEDENT

5.1

The obligations of the Parties to complete the Transaction is subject to the satisfaction or waiver on the terms set forth therein of the following conditions precedent (the “Conditions Precedent”) prior to the Long Stop Date:

(i)

The Buyer obtaining written confirmation from the relevant Authority that no foreign direct investment authorization is required, on legal regime of capital movements and economic transactions outside the country and on certain anti-money laundering measures (the “FDI Authorization”), or, if the relevant Authority confirms that the FDI Authorization is required, the Buyer, with the assistance of the Sellers, obtaining the FDI Authorization;

(ii)	no Warranty Breach has occurred or being likely to occur; and

(iii)	no Material Adverse Change has occurred between the date of this Agreement and Closing Date.

5.2

The Parties undertake to use all Commercially Reasonable Efforts so that the Conditions Precedent is satisfied as soon as possible after the execution of this Agreement. The Buyer shall promptly give notice to the Seller of the satisfaction of the Conditions Precedent (and in any event within five (5) Business Days as from such moment) (the “Closing Notice”).

5.3

The Parties’ obligation to carry out the Closing actions in accordance with Clause 7.3 shall be effective from the date on which the Conditions Precedent has been satisfied or waived by the Buyer, or in case of the Condition Precedent included under Clause (ii) by the Buyer and the Sellers, on the terms set forth herein.

5.4

This Agreement is effective by means of its execution by the Parties, being therefore binding and enforceable upon them from the date hereof; provided, however, that Closing is subject to the Conditions Precedent being satisfied or waived. Upon the satisfaction or waiver of the Conditions Precedent, and the occurrence of the Closing, in each case on the terms set forth herein, the effectiveness of the purchase and sale of the Shares shall be as of the Closing Date.

5.5

In case that the Conditions Precedent is not satisfied or waived at the Long Stop Date, the Buyer and the Sellers shall each have the right (but not the obligation) to terminate this Agreement and the Transaction contemplated hereunder, provided that a Party may not give such termination notice if it is in material breach of its obligations, covenants and undertakings set out in this Agreement. If the Buyer or any Seller terminates this Agreement pursuant to this Clause, this Agreement shall then automatically terminate and be of no further force or effect and no Party shall have any claim hereunder of any nature whatsoever against the other Party without prejudice to any accrued rights they may have and the Sellers shall retain ownership of the Shares, provided however that Clauses 15, 25 and 26 shall survive termination of this Agreement and shall continue in full force and effect.

6.	INTERIM PERIOD

6.1

From the Effective Date, the Sellers undertake to manage and operate the Companies in the ordinary course of business in accordance with past practices and in all material respects until the Closing Date (the “Interim Period”) and in particular, during the Interim Period, they undertake that the Companies do not:

(i)	carry on any business other than its business carried on by it as at the Effective Date;

(ii)	make any substantial change to the nature or organization of its Business;

(iii)	discontinue or cease to operate all or a material part of the Business;

(iv)	acquire or agree to acquire any share or other interest in any company, entity, partnership or other venture;

(v)	dispose of any part of its assets except in the ordinary course of trading;

(vi)

enter into any agreement or incur any commitment involving any capital expenditure which, together with all other capital commitments entered into between the date of this Agreement and the Closing Date, exceeds USD 250,000;

(vii)	terminate or adversely change the terms of any material contract

(viii)

increase the salary of any officer, director or employee of the Companies except for increases (i) carried out in accordance with the terms of the employment contracts which are in force as of the date hereof; (ii) carried out in accordance with the terms of collective bargaining agreements, collective agreements or other similar arrangements binding upon the Companies, as may be amended during the Interim Period following standard practices in the sector or of the Companies;

(ix)	hire any employee with a fixed annual salary in excess of USD 75,000, except to the extent that any such employee is hired to replace another whose fixed annual salary exceeded such amount;

(x)	grant to, or otherwise enter in to, any loans for the benefit (whether direct or indirect) of any officer, director or employee; or

(xi)	pay any employment bonus or any other irregular or non-ordinary course benefit or payment to any officer, director or employee;

(xii)	assign, license, charge or otherwise dispose of any Intellectual Property Rights other than software licenses of use which may be granted in the ordinary course of business;

(xiii)

incur any additional borrowings (other than as expressly provided for in this agreement or by bank overdraft or similar facility in the ordinary course of business and within the limits subsisting at the date of this Agreement) or incur any other financial indebtedness;

(xiv)	declare, make or pay any dividend or other kind of distribution (including the reimbursement of contributions) to shareholders;

(xv)	take part in any merger, spin-off or any other structural change or winding-up or file an application for insolvency or liquidation;

(xvi)	make any change in its business structure or organization;

(xvii)	increase or decrease its share capital, issue any new shares, options, warrants, bonds or any other securities or rights granting the right to acquire or subscribe for shares in the Companies; and

(xviii)	grant or create any charge over any asset or shares of the Companies, other than charges arising by operation of Law in the ordinary course of business.

6.2

Notwithstanding the provisions of Clause 6.1 above, the Sellers may request authorization from the Buyer in order to carry out the actions provided for in such clause, by means of a written notice to the Buyer and which shall not be unreasonably withheld or delayed by the Buyer. In the event that the Buyer do not respond to the notification of the Sellers within five (5) days from the receipt of the same, the Sellers shall be entitled to carry out such actions.

7.	CLOSING

7.1	Date and location

Closing shall take place at the offices of the Notary on the 10th Business Day following the date on which the Conditions Precedent has been satisfied or waived on the terms set forth in Clause 5 above, or such other time and place as the Buyer and the Sellers may agree to in writing (the “Closing Date”).

7.2	Debt Cash and Working Capital Certificate

The Sellers shall deliver to the Buyer five (5) Business Days prior to the date on which Closing is envisaged to take place the Debt, Cash and Working Capital Certificate.

7.3	Disclosure Letter

7.3.1	Ultimately 3 (three) Business Days prior to the Closing Date the Sellers shall deliver the signed Disclosure Letter to the Buyer.

7.3.2	Ultimately on the Closing Date the Buyer will confirm its (potential) approval of the Disclosure Letter to the Sellers in writing.

7.4	Actions at Closing

7.4.1

Each Party shall take (or has taken), or procures to be taken, the following actions in the sequence set out below, each such action up to Closing being conditional upon each of the preceding actions having been taken:

(i)	the Sellers shall deliver to the Notary the original shareholders register of the Company which reflects the Sellers as the owners of the Shares and that the Shares are not Encumbered;

(ii)

the Sellers shall deliver to the Buyer signed resignation letters and signed shareholder’s resolutions of the Companies relating to the resignation of, and giving full discharge to, the current board members of the Companies and appointing new board members of the Companies;

(iii)

the Buyer and the Founder shall enter into an indemnification agreement pursuant to which the Buyer will indemnify the Founder for any Damages suffered by him in his capacity of board member of any of the Companies as of Closing, except for any Damages to have resulted from the fraud or gross negligence of the Founder;

(iv)	the Sellers shall deliver proof that any and all powers of attorney granting the authority to any (legal) person to represent any of the Companies shall be withdrawn effective as of Closing;

(v)

the Sellers shall deliver to the Notary powers of attorney duly executed on behalf of the Sellers and the Company, respectively, and, to the extent required by the Notary, legalized and apostilled, and the Buyer shall deliver to the Notary a power of attorney duly executed on behalf of the Buyer and, to the extent required by the Notary, legalized and apostilled, in each case authorizing their respective representatives / the Notary to attend to and execute the Deed of Transfer;

(vi)	The Buyer shall deliver to the Sellers the Swvl Shares Undertakings duly executed on behalf of Swvl Holdings;

(vii)	the Sellers shall provide to the Buyer a written proof of termination of the Shareholders’ Agreement effective as of Closing;

(viii)

Swvl Holdings shall pass a board resolution to authorise the issuance of the relevant number of Swvl Shares to the Purchase Price Beneficiaries in the proportions set out in Schedule 3 (Purchase Price Allocation) and provide the Purchase Price Beneficiaries with an updated register of members which reflects the Purchase Price Beneficiaries as holders of the Swvl Shares;

(ix)	the Shares shall be transferred by the Sellers to the Buyer by means of the execution by the Notary of the Deed of Transfer;

7.5	Breach of Closing actions

7.5.1

If a Party breaches any material obligation in Clauses 7.3 or 7.4, the non-breaching Party shall be entitled (in addition to and without prejudice to all other rights and remedies available, including the right to claim damages and the right to claim specific performance):

(i)	to effect Closing as far as practicable and to the extent reasonably permitted by Law with regard to the defaults that have occurred; or

(ii)	to set a new date for Closing (not being more than two (2) Business Days after the previously set date for Closing) in which case the provisions of Clause 7 shall apply to Closing as so deferred; or

(iii)	terminate this Agreement with immediate effect, without incurring any liability as a result thereof and without any obligation on any Party to consummate the Transaction or to continue negotiations;

in each case without prejudice to any other rights or remedies available to the Sellers;

7.6	Effects of Termination

7.6.1	In case of termination of this Agreement pursuant to Clause 7.5.1(iii):

(i)	the Parties shall do all those things as may reasonably be required in order to undo any actions as set out in Clause 7.3 that have been performed prior to such termination; and

(ii)	Clauses 15, 25 and 26 shall survive termination of this Agreement and shall continue in full force and effect.

7.7	Actions post-Closing

7.7.1	As soon as possible after Closing:

(i)	the Seller shall deliver to the Buyer the Swvl Shares Undertakings duly executed on behalf of the Purchase Price Beneficiaries; and

7.7.2	Registration of Swvl Shares

(i)

Swvl Holdings agrees that, within one hundred eighty (180) calendar days after Closing, Swvl Holdings will use its Commercially Reasonable Efforts to file with the Commission (at Swvl Holdings’s sole cost and expense) a registration statement registering the resale of the Swvl Shares (the “Registration Statement”), and to have the Registration Statement declared effective as soon as practicable after the filing thereof, provided, however, that Swvl Holdings’s obligations to include the Swvl Shares in the Registration Statement are contingent upon the Sellers furnishing in writing to Swvl Holdings such information regarding the Purchase Price Beneficiaries, the securities of Swvl Holdings held by the Purchase Price Beneficiaries and the intended method of disposition of the Swvl Shares as shall be reasonably requested by Swvl Holdings to effect the registration of the Swvl Shares, and the Purchase Price Beneficiaries shall execute such documents in connection with such registration as Swvl Holdings may reasonably request that are customary of a selling stockholder in similar situations. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within two (2) Business Days thereafter, Swvl Holdings shall file the final prospectus under Rule 424 of the Securities Act.

(ii)

If Swvl Holdings fails to file the Registration Statement within the abovementioned 180 day period, the lock-up restrictions applicable to the Swvl Shares on the basis of Schedule 5 (Swvl Shares Undertakings) shall be reduced in time by the same number of days that the Registration Statement is filed by Swvl Holdings past the aforementioned 180 day period.

8.	SELLER’S LIABILITY REGIME

8.1	Sellers’ Warranties

Each of the Sellers hereby severally and not jointly (niet hoofdelijk) represents and warrants to the buyer that:

(i)

each of the statements included in Part A of Schedule 8 (Sellers’ Warranties) (the Fundamental Warranties) is true and accurate as at the date of this Agreement and as at the Closing Date, it being understood that each Seller only gives the Sellers’ Warranties included in paragraphs 1.1 (Capacity) and 1.4 (Share Capital. Titles of Ownership) with respect to itself and the Shares held by it; and

(ii)	each of the statements included in Part B of Schedule 8 (Sellers’ Warranties) (the Business Warranties) is true and accurate as at the date of this Agreement and as at the Closing Date,

the Fundamental Warranties and the Business Warranties hereinafter also jointly referred to as the Sellers’ Warranties.

8.2	Disclosure

The Sellers’ Warranties are limited by, and the Sellers shall not be in breach of or liable for any Sellers’ Warranties in respect of the matters fairly disclosed in the Disclosure Letter .

8.3	Due Diligence

8.3.1	The Buyer acknowledges and agrees that:

(i)

by entering into this Agreement it is not relying upon, and shall not have any right or remedy in respect of, and the Sellers make no representation or warranty and do not accept any duty of care as to the accuracy of any undertaking, representation, warranty, offer, promise, assurance projections, forecasts, estimates, statements of intent or statements of opinion made by or on behalf of any Seller, unless it is expressly set out in this Agreement; and

(ii)

upon signing of this Agreement neither it nor any of its Representatives has any actual awareness that there is or might be any breach of or any fact, matter, circumstance or event which is inconsistent with any of the Sellers’ Warranties.

8.4	Breach

8.4.1

Except as expressly otherwise provided in this Agreement and subject to the limitations of liability set out herein, in case of a breach of any of the Sellers’ Warranties or any other provision of this Agreement or any of the Transaction Documents by the Sellers, the Sellers shall after the Closing Date, by means of an exclusive remedy, be liable, pro rata their respective Relevant Proportion and not on a joint and several (hoofdelijke) basis, to compensate the Buyer for the Damages suffered or incurred by the Buyer or the Companies as a direct result of such breach.

8.5	Monetary limits

8.5.1

The Sellers shall not be liable for any Damages resulting from the breach of the Business Warranties (or series of Claims under the Sellers’ Warranties arising from the same set of facts or circumstances) where the amount is lower than EUR 15,000 (fifteen thousand Euro) (the “de Minimis Franchise”).

8.5.2

The Sellers shall not be liable for any individual Claim under the Business Warranties that individually or, in the event of Warranty Breaches arising from same set of facts, business practice or type of product, collectively exceed the de Minimis Franchise, unless the aggregate amount of the Damages due in respect of breaches of the Sellers’ Warranties exceeds EUR 60,000 (sixty thousand Euro), in which case the whole amount may be recovered by the Buyer (the “Basket”).

8.5.3

The maximum aggregate liability payable by Sellers in respect of all and any Claims (the cap) resulting from a breach of the Business Warranties, after giving effect to the de Minimis Franchise and the Basket, shall be fifty percent (50%) of the Purchase Price received by the Sellers at any time.

8.5.4

The maximum overall aggregate liability of the Sellers in respect of any and all Claims resulting from a breach of the Sellers’ Fundamental Warranties shall not exceed a total amount equivalent to one hundred per cent. (100%) of the Purchase Price received by the Sellers at any time.

8.5.5

Additionally, the Parties agree that any Leakages (as this term is define under section 2.4 of the Business Warranties) shall be paid euro for euro and, for the avoidance of doubt, shall not be subject to the exclusions provided for in Clauses 8.5.1 and 8.5.2 or any other cap on liability.

8.6	Time limitations

8.6.1

The Sellers shall not be liable in respect of any Claim unless a notice of such claim is given to the Sellers in accordance with Clause 9.1 before the lapse of 18 (eighteen) months as of the Closing Date where any Claim for breach of the Business Warranties is concerned.

8.6.2

Notwithstanding the foregoing, the Buyer shall be entitled to claim liability from the Sellers for Damages arising from any Warranty Breaches in relation to tax, regulatory, environmental, social security or employment matters, or in relation to any criminal offence or compliance matter (including under any anticorruption, an anti-bribery or anti money laundering laws or regulations), or for breach of any Fundamental Warranties, for the entire period set out under the applicable statute of limitations, plus 30 (thirty) days thereafter. The Sellers shall notify and/or cause the Companies to notify Buyer promptly upon becoming aware of any fact or circumstance that may entail a breach of the Sellers’ Warranties or give rise to a Damage under this Agreement, providing all available details and information on the relevant fact or circumstance.

8.7	Claims capable of remedy

8.7.1

To the extent that a fact, matter, circumstance or event giving rise to a Claim is capable of remedy, the Sellers shall not be liable in respect of such Claim if and to the extent it is remedied in a manner agreed by the Buyer, within a reasonable period, but in any event within 40 (forty) Business Days after the date on which the Sellers were (or should have been) notified thereof pursuant to Clause 9.1.

8.8	Claims diligently pursued

8.8.1

The Buyer’s right to pursue any Claim shall lapse (vervallen) if the Buyer fails to institute legal proceedings against the Sellers in respect thereof within 6 (six) months after the date on which the Sellers were (or should have been) notified of such Claim pursuant to Clause 9.1, unless (i) the Claim relates, or is due, to contingent liabilities or claims or (ii) the settlement negotiations between the Buyer and the Sellers regarding such Claim are still ongoing at the time, in which case the Sellers shall not be liable for such Claim if the Buyer has not started legal proceedings within 1 (one) month as of the notification of the Sellers to the Buyer that the settlement notifications regarding such Claim have been terminated.

8.9	General Exclusions

8.9.1	The Sellers shall not be liable in respect of any Claim if and to the extent such Claim has arisen as a result of or to the extent the liability is increased by:

(i)	any voluntary act or omission after Closing instigated by the Buyer’s Group or any person whose act or omission may be attributed to the Buyer’s Group;

(ii)	any voluntary act or omission prior to Closing by any member of the Sellers’ Group at the request or with the prior consent of the Buyer or pursuant to this Agreement;

(iii)	the fulfilment by any of the Companies of its legal or contractual obligations, provided, where the contractual obligations are concerned, such obligations were due at the time;

(iv)

any change after Closing in tax or accounting policies, bases, practices, or methods applied in preparing any accounts or valuing any assets or liabilities of any of the Companies, other than a change required by Law in effect prior to the date of this Agreement;

(v)	any change or enactment of Law coming into effect after the date of this Agreement (whether or not taking effect retroactively) or any change in the interpretation of existing Law since that date; or

(vi)	any decision of any authority made after the date of this Agreement.

8.10	Recovery from a third party

8.10.1

If the Sellers have paid an amount in discharge of any Claim or Third Party Claim, and the Buyer or any of the Companies recovers from a third party a sum which indemnifies or compensates the Buyer or the Companies (in whole or in part) for the Damages which are the subject matter of such Claim or Third Party Claim, the Buyer or the Companies shall pay to the Sellers as soon as practicable after receipt of such sum an amount equal to the sum recovered from the third party less any costs and expenses incurredin obtaining such recovery.

8.11	Other limitations of liability

8.11.1

Provisions and reserves. The Sellers shall not be liable in respect of any Damage or claim if and to the extent it is based on a matter reflected in or provided for or reserved (up to the amount of such provision or reserve) in the Financial Statements but only to the extent of such amount.

8.11.2

Actual nature of a loss. The Sellers will only be liable in respect of a Damage actually suffered by the Buyer or the Companies. In particular, without limiting the generality of the foregoing, if any Damage shall arise by reason of some liability which at the time that the claim is notified to the Sellers is contingent only, the Sellers shall not be under any obligation to make any payment to the Buyer until such time as such contingent liability ceases to be so contingent and has become an actual liability.

8.11.3

Insurance: The Sellers shall not be liable in respect of Damage to the extent that the Claim relates to any Damage which is effectively recoverable by the Buyer (or any assignee or successor in title thereof) or the Companies from any of its insurers whether such insurance is taken out before or after the Closing Date or which would have been coverable under any insurance policy of any of the Companies in effect immediately prior to Closing, had such insurance policy been maintained after the Closing Date.

8.11.4	No double recovery. The same Damage under this Agreement shall only give rise to one recovery by the Buyer under this Agreement.

8.11.5

Change in Law. The Sellers shall not be liable in respect of a change in any applicable Law or substantial change in the interpretation of any applicable Law by any applicable court or by any Authority, in either case occurring after the date of this Agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part after the Closing Date.

8.11.6

Mitigation. Nothing in this Agreement restricts or limits the general obligation at Law of the Buyer to mitigate any Damage which it may suffer or incur as a consequence of any breach of any Sellers’ Warranties or any other provision of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Damage. Where the Sellers are, or may become, under any obligation to make any payment to the Buyer pursuant to this Agreement the Buyer shall take all reasonable steps to mitigate the Damage in respect of which the payment is or may become due.

8.12	Sole Remedy

The Parties acknowledge and agree that the rights and remedies contemplated in this Clause 8 in respect of a Claim or Third Party Claim are the sole remedy of the Buyer with respect to a breach of this Agreement by the Sellers and replace in their entirety the provisions addressing liability of a Seller with respect to obligations under purchase and sale or other agreements set forth in the DCC and relevant Law, including, in particular, the rights and remedies available to a buyer in the event of dispossession of title and hidden defects.

In relation thereto, the Sellers shall be sole parties responsible for any breach of the Sellers’ Warranties and the Buyer waives any right it may legally have as shareholder of the Company or otherwise to claim the directors of the Company for liability with respect to any breach of any of the Sellers’ Warranties or for any other aspect of their management prior to the date of this Agreement except in the cases of fraud or willful misconduct.

9.	CLAIMS PROCEDURE

9.1	Notice of a Claim.

If the Buyer or any other member of the Buyer’s Group is notified or becomes aware of any fact, matter, circumstance or event which has given or is reasonably likely to give rise to a Claim, the Buyer shall:

(i)

notify the Sellers thereof in writing as soon as reasonably possible but in any event within 30 (thirty) Business Days, providing as much legal and factual detail (including evidence) as reasonably possible; and

(ii)

procure that the Sellers and the Sellers’ Representatives shall be granted reasonable access, at reasonable times and on reasonable notice, to the books and records, premises, storage facilities and relevant personnel of the Companies and any other information relating to the Companies which may reasonably be required to enable them to investigate any such fact, matter, circumstance or event, failing which the Sellers shall not be liable in respect of such Claim to the extent that such failure has adversely affected their position.

9.2	Third Party Claim

9.2.1

If a (potential) Claim against the Sellers arises as a result of or in connection with a liability or alleged liability of one or more Group Companies to a third party (a “Third Party Claim”), the Buyer shall:

(i)	notify the Sellers of such Third Party Claim as soon as reasonably possible after having become aware thereof in accordance with Clause 9.1;

(ii)

consult the Sellers on the course of action to be taken in respect of the Third Party Claim and take into account any reasonable comments or requests Sellers may have or take action or refrain from taking action as agreed between the Parties;

(iii)

not make any admission in respect of such Third Party Claim or compromise, dispose or settle such Third Party Claim without the prior written consent of the Sellers, not to be unreasonably withheld, conditioned or delayed;

(iv)	keep the Sellers informed of the progress and timely consult with the Sellers in relation to the defence against the Third Party Claim; and

(v)

reasonably endeavour to strike a fair balance between the interests of the Sellers in limiting liability and the interest of the Buyer and the Group companies in maintaining good business relations with the relevant third party.

9.2.2	The Sellers shall be entitled, but not obligated, to, at their own cost, take control of the conduct of the defence against any Third Party Claims in accordance with this Clause 9;

9.2.3

If the Sellers elect to exercise their rights under Clause 9.2.2 they shall notify the Buyer thereof within 20 (twenty) Business Days after having been notified of such Third Party Claim by the Buyer. If the Sellers fail to timely notify the Buyer of their election to take control of the Third Party Claim in accordance with this Clause 9.2.3, the Sellers will no longer be entitled to do so, and the Buyer shall control the conduct of the defence against the Third Party Claim in accordance with Clause 9.2.1.

9.2.4	If the Sellers take control of the conduct of the defence against the Third Party Claim in accordance with this Clause 9:

(i)	the Sellers shall keep the Buyer informed of the progress in relation to the defence against the Third Party Claim;

(ii)

the Sellers shall reasonably endeavour to strike a fair balance between the interests of the Sellers in limiting liability and the interest of the Buyer and the Companies in maintaining good business relations with the relevant third party;

(iii)

the Sellers shall not make any admission in respect of such Third Party claim or compromise, dispose or settle such Third Party Claim without the prior written consent of the Buyer not to be unreasonably withheld, conditioned or delayed.

9.2.5	Where the Sellers have issued a notice pursuant to Clause 9.2.3, the Buyer shall, and shall cause the relevant members of the Buyer’s Group to:

(i)

provide all reasonable co-operation to allow the Sellers to take such action as they deem reasonably necessary or conducive to avoid dispute, defend, deny, resist, appeal, compromise or contest the Third Party Claim in the name of and on behalf of the Buyer;

(ii)

during normal business hours give all such information and assistance, including access to premises and personnel and the right to examine and copy or photograph any asset, accounts, documents and records, as the Sellers may reasonably request in relation to the defence against the Third Party Claim.

9.2.6	If the Sellers does not undertake the defence of the Third Party Claim the Buyer will be entitled to conduct the defence of the Third Party Claim.

10.	PAYMENT AND SET OFF OF CLAIMS

Unless otherwise agreed amongst the Parties and to the extent possible, the amounts to be paid by the Sellers to the Buyer as a result of a Claim, will be paid (i) first, by operating a downward adjustment to the Contingent Consideration (only in the case that it becomes due and transferable); and (iii) secondly, directly by each of the Sellers through a payment in cash.

11.	SELLERS’ LIABILITY

11.1

Except as otherwise provided in this Agreement, a Seller shall only be liable under this Agreement for its own undertakings and for breach of its own obligations or, where an indivisible or joint undertaking or obligation of the Sellers is concerned, for its Relevant Proportion, and not on a joint and several (hoofdelijke) basis.

11.2

Notwithstanding claims for a breach of the Fundamental Warranties under this Agreement which are given in relation to itself or the Shares held by such Seller, any Claims by the Buyer against the Sellers, shall be made against each Seller for its Relevant Proportion, provided however that only the Founder can be held liable on a joint and several (hoofdelijke) basis alongside any other breaching Seller(s) it being understood that under all circumstances the Founder cannot be held liable for more than his Relevant Proportion. None of such claims by the Buyer vis-à-vis the Sellers shall be waived in respect of any of the Sellers. No Seller shall be liable for Claims in case the Buyer cannot provide reasonable evidence, if so requested by any of the Sellers, so that the Buyer holds and continues to hold all (relevant) Sellers liable for the same Claim under this Agreement for their Relevant Proportion.

11.3

The Buyer shall not take, and shall procure that none of its Affiliates shall take, directly or indirectly, any action that has the purpose or effect of evasion or circumvention of any of the arrangements set out in Clause 11.2.

11.4

In cases where a Foundation is dissolved or cannot be held liable in accordance with Clause 11.1, the Sellers other than the Foundations shall be liable on several (niet hoofdelijke) basis for each Sellers’ Relevant Proportion for any Claims by the Buyer against the Foundations. Founder shall, in good faith and to the extent possible, reach and inform relevant DR Holders and/or Option Holders regarding the claims of the Buyer.

12.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SWVL HOLDINGS

The Buyer and Swvl Holdings, on the date of execution of this Agreement, provides to the Sellers the following representations and warranties (the “Buyer’s Warranties”).

12.1	Each of the Buyer and Swvl Holdings represents and warrants to the Sellers that:

(a)

It is a company duly incorporated, validly in existence and in good standing under the Laws of its jurisdiction, and it has full power to conduct its business as conducted at the date of this Agreement.

(b)

The Buyer has full capacity to buy and acquire the Shares, to enter into this Agreement, the Transaction Documents and execute the Transaction. No consent, approval or authorization which has not been obtained at the date of this Agreement or the Transaction Documents is required by it for entering into the Agreement or the Transaction Documents and executing the Transaction.

(c)

Swvl Holdings has full capacity to enter into this Agreement and the Transaction Documents and fulfil the payment undertakings contained therein when due. No consent, approval or authorization which has not been obtained at the date of this Agreement is required by it for entering into the Agreement, the Transaction Documents and executing the Transaction.

(d)

This Agreement and the Transaction Documents create valid and binding obligations over each of the Buyer and Swvl Holdings, which are fully enforceable against them in accordance with the terms and conditions set out in the Agreement and the Transaction Documents.

(e)	The execution and performance of this Agreement and the Transaction Documents does not entail a breach of

(i)

any Law, regulation, judgement, order, norm or case-law applicable to the Buyer or Swvl Holdings, including the applicable anti-money laundering laws and, in particular, that the origin of the funds paid by the Buyer or Swvl Holdings to the Sellers is lawful and does not come from any activity contrary to the legislation to which it is subject;

(ii)	the Buyer or Swvl Holdings by-laws, deed of incorporation or memorandum and articles of association (as appropriate); or

(iii)	any contract, agreement or instrument to which the Buyer or Swvl Holdings is a party.

(f)	It is not insolvent or bankrupt under the Laws of its jurisdiction, nor unable to pay its debts as they fall due.

(g)

Has available cash or available financing facilities which will at the Closing Date and at the other payment dates in accordance with this Agreement provide the necessary cash resources to meet its obligations under this Agreement.

12.2	No other representations and warranties.

Except for the specific Buyer’s Warranties contained in this Clause neither the Buyer nor Swvl Holdings make no other express or implied representations or warranties to the Seller.

12.3

The Buyer and Swvl Holdings undertake to indemnify and hold the Seller harmless from and against any effective Damages directly and exclusively resulting from any of the Buyer’s Warranties that proves to be untrue as of the date of this Agreement. Any Claim served by the Sellers in respect of the untruthfulness of any of the Buyer’s Warranties, as well as the Buyer’s response to such a Claim, shall be made, mutatis mutandis, in accordance with - Clauses 9.1 above.

13.	JOINT AND SEVERAL LIABILITY BETWEEN BUYER AND SWVL HOLDINGS

13.1

The Buyer and Swvl Holdings (shall be jointly and severally liable for any and all of the obligations assumed by the Buyer and/or Swvl Holdings under this Agreement and the Transaction Documents and the Sellers shall be free to claim the fulfilment of any obligation of the Buyer and/or and Swvl Holdings under this Agreement or the Transaction Documents (in particular the payment obligations set forth in Clause 3 and Clause 12.3 above) to any ofthem (the Buyer and/or Swvl Holdings) without limitation, regardless of whether the Buyer or Swvl Holdings has individually assumed the relevant obligation herein.

14.	NON-COMPETE UNDERTAKING

14.1

The Founder acknowledges that the obligations established in this Clause are essential for the Buyer to enter into this Agreement under the conditions established therein, that said obligations are necessary to ensure the continuity of the Companies’ Business and that its breach may cause substantial damage to the Buyer and the Companies. Therefore, the Founder acknowledges that there is a legitimate interest, both commercial and industrial, in regulating this non-competition agreement, the non-use of names, brands and domains, and the non-solicitation, and they acknowledge that the resulting limitations of this Agreement are adequate and reasonable.

14.2

The Founder whether acting directly or indirectly through any related party, Affiliate, on their behalf or on behalf of any third party, undertakes from a period of two (2) years from the date hereof (“Non-Compete Period”) to refrain from, directly or indirectly:

(i)

carrying out any activities or operations that compete with the Companies’ Business, or managing, controlling, or providing advice or services to any third party that carries out activities or operations that compete with the Companies’ Business;

(ii)	promoting, sponsoring or acquiring or holding an interest in any third party, entity or business engaged in activities or operations that compete with the Companies’ Business;

(iii)	entering into any employment, commercial or professional relationship with any third party, entity or business engaged in activities or operations that compete with the Companies’ Business;

(iv)	approach or solicit any Person, firm or company who has within two (2) years prior to the Closing been a regular customer of the Companies in relation to the Business;

(v)	hiring, enticing away or attempting to hire any employee or member of the management team or persuading them to resign from their position with the Companies;

(vi)

interfering with, endangering or otherwise damaging the Companies’ business, reputation or commercial relationships with third parties, however, that the foregoing will not prevent the Founder from entering into any contract with any person who responds to general advertising or a general solicitation not targeted to the employees of the Companies;

(vii)

using or applying for domain names, trade names, trademarks, logos or any other signs that are identical or similar to those used by the Companies, or using or applying for any Intellectual Property Rights in relation to any product, process or service developed by or within the Companies; or

(viii)	making any oral or written statements to third parties whether in public or private that might adversely affect the Companies, its reputation or its employees or business activities.

14.3

For the avoidance of doubt, holding securities of listed companies, to the extent they do not represent a percentage equal to or greater than 5% of the share capital of a listed company shall not be considered a breach of this Clause 14.

15.	CONFIDENTIALITY

15.1

The Parties shall, and also shall oblige their Affiliates, keep all information contained in this Agreement, its Schedules and any additional agreements or ancillary documents that the Parties may execute under (or in connection with) this Agreement, as well as any exchanged information relating to Sellers or the Business (including that information contained in the Data Room and provided/obtained during the Due Diligence Investigation) (jointly, the “Confidential Information”), strictly confidential.

15.2

Each Party agrees to make the Confidential Information accessible to its directors, officers, employees, agents or professional advisors (all of whom shall be informed of the confidentiality thereof and shall agree to keep it strictly confidential) only as far as necessary for the completion of this Agreement.

15.3	Nothing in Clause 15.1 prevents any announcement being made or any confidential information being disclosed by any Party:

(i)

to the extent required by Law or any competent regulatory body or recognised stock exchange or under any agreement with any Tax Authority existing at the date of this Agreement or to comply with any applicable accounting requirements; any Party so required to disclose any confidential information shall promptly notify the other Party, where practicable and to the extent lawful to do so, before disclosure occurs and shall consult with the other Party regarding the timing and content of such disclosure and shall take such action which may reasonably be required to challenge the validity of such disclosure requirement;

(ii)	to the extent the disclosure or use is required to vest the full benefit of this Agreement in any Party;

(iii)	to the extent that such information is public knowledge other than through unlawful disclosure of which that Party at the time of such disclosure was aware that it was unlawful;

(iv)	in legal proceedings to the extent reasonably required to exercise its rights under this Agreement;

(v)	to that Party’s professional advisers, accountants or its financiers subject to a duty of confidentiality and only to the extent necessary for any lawful purpose; and

(vi)	to the extent that the other Party has given written approval of the disclosure or use.

15.4

In the event that the Parties consider that it would be appropriate to issue a press release regarding this Agreement, such a press release shall be agreed and jointly issued by the Parties. In no case, such press release shall include information regarding the Purchase Price.

16.	FURTHER ASSURANCES

Each Party shall, at its own cost and expense, execute such documents and do such things, or procure (as far as it is reasonably able) that another person executes such documents and does such things, as the other Parties may from time to time reasonably require in order to give full effect to, and give each Party the full benefit of, this Agreement.

17.	ASSIGNMENT OF THE AGREEMENT

This Agreement, or any rights or obligations hereunder, cannot be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or denied.

18.	TAXES AND EXPENSES

Each Party shall pay the tax, costs and expenses incurred by it in connection with the negotiations leading up to the sale and purchase of the Shares, preparation entering into, and performing of this Agreement and all other documents referred to in it.

The costs and expenses of the Deed of Transfer and other notarial documents required to give effect to the transfer of the Shares shall be borne by the Buyer.

19.	ENTIRE AGREEMENT

This Agreement, along with the Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all agreements, understandings, negotiations and discussions, whether written or verbal, between the Parties prior to the date hereof.

20.	NO IMPLIED WAIVER

No waiver of any provision of this Agreement shall be effective unless in writing and signed by or on behalf of the Party entitled to give such waiver.

21.	VARIATIONS

A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each Party.

22.	NO RESCISSION

To the extent permitted by law, the Buyer hereby waives its rights, if any, to (i) in whole or in part annul, rescind or dissolve (including any gehele dan wel gedeeltelijke ontbinding en vernietiging) this Agreement, (ii) to invoke article 6:228 of the DCC in the sense that any error (dwaling) of the Buyer in entering into this Agreement and the Transaction will remain for the risk and account of the Buyer as the party in error and, (iii) to request modification by a court of (the effects of) this Agreement as set out in article 6:230 subarticle 2 of the DCC. The rights of the Buyer under article 7:17 of the DCC are hereby expressly excluded. In the event of a breach of this Agreement, the only remedy for the Buyer shall be specific performance (nakoming) or Damages.

23.	INVALIDITY

If any provision of this Agreement would be declared by any judicial or other competent authority to be null and void or otherwise unenforceable, that provision shall be severed from the Agreement, but the remaining provisions of the Agreement shall remain in full force and effect.

The Parties shall in good faith negotiate to replace such a provision for a valid and enforceable one, in such reasonable manner so as to achieve as much as permitted by Law the intention of the Parties.

24.	NOTARIAL INDEPENDENCE

The Parties acknowledge that the Notary works with Van Campen & Partners N.V., the firm that advises the Sellers in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree that:

(i)	the Notary shall execute any notarial deeds related to this Agreement; and

(ii)

the Sellers are and may in future be assisted and represented by Van Campen & Partners N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

25.	NOTICES AND COMMUNICATIONS

25.1

Any notice and communication under this Agreement shall be made in writing (in English), and delivered personally, with acknowledgement of receipt, or sent by registered post with acknowledgement of receipt, email with delivery confirmation or any other reliable means providing evidence of receipt. The Parties’ addresses for service shall be as follows:

In the case of Seller 1/ the Founder:

[omitted]

[omitted]

In the case of Seller 2:

[omitted]

In the case of Seller 3:

[omitted]

In the case of Seller 4:

[omitted]

In the case of Seller 5:

[omitted]

In the case of Seller 6:

[omitted]

In the case of Seller 7:

[omitted]

In the case of Seller 8:

[omitted]

In the case of Seller 9:

[omitted]

In the case of Seller 10:

[omitted]

In the case of Seller 11:

[omitted]

In the case of Seller 12:

[omitted]

In the case of Seller 13:

[omitted]

In the case of the Company

Attn. Mohamad Ali Al Halabi

Address: Jan van Goyenkade 8, 1075 HP Amsterdam, the Netherlands

Email address: ali@voltlines.com

Courtesy copy to: Murat İlker

Address: Caferağa Mah. Ferit Tek Sok. No:56 D:3 Kadıköy, İstanbul Turkey

Email address: murat.ilker@ilker.av.tr

In the case of the Buyer:

Att.: Mostafa Kandil

Address: Swvl Global FZE, One Central, Office Building 4, Level 2, Room 208, DWTC, POBox 9292, Dubai, UAE

Email address: mk@swvl.com

Courtesy copy to: Youssef Salem

Address: Swvl Global FZE, One Central, Office Building 4, Level 2, Room 208, DWTC, POBox 9292, Dubai, UAE

Email address: youssef.salem@swvl.com

In the case of Swvl Holdings:

Att.: Mostafa Kandil

Address: Swvl Global FZE, One Central, Office Building 4, Level 2, Room 208, DWTC, POBox 9292, Dubai, UAE

Email address: mk@swvl.com

Courtesy copy to: Youssef Salem

Address: Swvl Global FZE, One Central, Office Building 4, Level 2, Room 208, DWTC, POBox 9292, Dubai, UAE

Email address: youssef.salem@swvl.com

25.2

Notices shall be deemed to have been duly served on the date of the written confirmation of their receipt by the recipient (if sent by email, on the date on which the sender receives a confirmation of “delivered” or “read” from its own system; if sent by registered post, on the date of the acknowledgement of receipt -or rejection of receipt-of the notice at the relevant address) and, if delivered personally, on the date of delivery; always provided that such notices are received/delivered on a Business Day before 19:00 hours (recipient’s time). If they were received/delivered on a Business Day after 19:00 hours (recipient’s time), they would be understood to be received/delivered on the following Business Day for the purposes of this Agreement.

25.3

The Parties shall notify each other any change of their addresses or contact details, which shall be effective on the fifth Business Day after receipt of the notice, unless it specifies a different date from which the change of address or contact details shall be effective.

25.4

For the purposes of this Agreement, a “Business Day” shall mean a day, other than a Saturday or a Sunday, in which banks are generally open to the public for ordinary transactions in Amsterdam (Netherlands).

26.	GOVERNING LAW AND JURISDICTION

26.1 Governing law.

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

26.2 Jurisdiction.

Any and all disputes arising from or in connection with this Agreement, or further contracts resulting there from, shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

27.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument deemed executed on the date indicated on the heading of this Agreement. In any event, if this Agreement is executed in separate counterparts, the Parties undertake to exchange with each other original signed hardcopies of this Agreement no later than ten (10) Business Days from the date hereof.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this sale and purchase agreement has been duly executed by the Parties in the place and on the first date above written.

[Remainder of page intentionally left blank]

The Buyer

Swvl GLOBAL FZE	Swvl Holdings Corp

/s/ Mostafa Kandil	/s/ Mostafa Kandil
Swvl GLOBAL FZE	Swvl Holdings Corp
Signed: Mr. Mostafa Essa Mohamed	Signed: Mr. Mostafa Essa Mohamed
Mohamed Kandil	Mohamed Kandil

[Remainder of page intentionally left blank]

The Seller 1/ the Founder	The Seller 2

Mohamad Ali Al Halabi	Khaleej 1 Ltd

/s/ Mohamad Ali Al Halabi	/s/ Walid Hanna
Signed: Mohamad Ali Al Halabi	Khaleej 1 Ltd Signed: Walid Hanna

The Seller 3	The Seller 4

Hedef Araç Kiralama ve Servis A.Ş.	March Holding Limited

/s/ Önder Erdem /s/ Ersan Öztürk	/s/ Mohammed Ali Radhi Al-Charchafci
Hedef Araç Kiralama ve Servis A.Ş.	March Holding Limited
Signed: Önder Erdem Signed: Ersan Öztürk	Signed: Mohammed Ali Radhi Al-Charchafci

The Seller 5	The Seller 6

Stichting DAI & Members	Stichting Turkish Investors

/s/ Mohamad Ali Al Halabi	/s/ Mohamad Ali Al Halabi
Stichting DAI & Members Signed: Mohamad Ali Al Halabi	Stichting Turkish Investors Signed: Mohamad Ali Al Halabi

The Seller 7	The Seller 8

Stichting MEVP Investors	Lill CVC SAPI de CV

/s/ Mohamad Ali Al Halabi	/s/ Verne Lizano
Stichting MEVP Investors Signed: Mohamad Ali Al Halabi	Lill CVC SAPI de CV Signed: Verne Lizano

The Seller 9	The Seller 10

Wamda Seed Limited	Stichting Volt Lines ESOP

/s/ Fadi İsmail Ghandour	/s/ Mohamad Ali Al Halabi
Wamda Seed Limited Signed: Fadi İsmail Ghandour	Stichting Volt Lines ESOP Signed: Mohamad Ali Al Halabi

The Seller 11	The Seller 12

CommodityNet Holding B.V	WSH

/s/ /s/ Paul van Son	/s/ Walid Hanna
CommodityNet Holding B.V Signed: Paul van Son	WSH Signed: Walid Hanna

The Seller 13

Southeast Europe Equity Fund II, LP represented by its general partner Southeast Europe GP LLC

/s/ David Mathewson
Southeast Europe Equity Fund II, LP represented by its general partner Southeast Europe GP LLC

Signed: David Mathewson

Schedule 1 - Company Capitalization

Schedule 2 – Buyer’s Group Structure

Schedule 3 – Purchase Price Allocation

Schedule 4 - Milestones

Subject to the achievement by the Companies (taken as a whole) of the below ARR thresholds within the timeframes specified below, the Sellers shall be entitled to be issued with a cumulative number of Contingent Swvl Shares as follows:

1.

In case where at least seven million USD ($7,000,000.00) worth ARR is reached during any consecutive period of three (3) months after the Closing Date (the “First Milestone”), an aggregate number of 350,000 Contingent Swvl Shares shall be due and issuable by Swvl Holdings to the Purchase Price Beneficiaries.

2.

In case where at least nine million USD ($9,000,000.00) worth ARR is reached during any consecutive period of three (3) months after the Closing Date (the “Second Milestone”), an aggregate number of 350,000 Contingent Swvl Shares shall be due and issuable by Swvl Holdings to the Purchase Price Beneficiaries.

3.

In case where at least eleven million USD ($11,000,000.00) worth ARR is reached during any consecutive period of three (3) months after the Closing Date (the “Third Milestone”), an aggregate number of 350,000 Contingent Swvl Shares shall be due and issuable by Swvl Holdings to the Purchase Price Beneficiaries.

4.

In case where at least forty million USD ($40,000,000.00) worth ARR is reached following the Closing Date (the “Final Milestone”), an aggregate number of 750,000 Swvl Shares shall be due and issuable by Swvl Holdings to the Purchase Price Beneficiaries.

Schedule 5 – Swvl Shares Undertakings

The Swvl Shares shall be subject to following lockup restrictions:

(i)	during the first 6 (six) months after Closing Date the Purchase Price Beneficiaries shall undertake to hold and not grant, transfer, dispose, sell-out, assign or usufruct their respective Swvl Shares;

(ii)

after the first 6 (six) months after Closing Date (the “First Lockup Expiry Date”) the Purchase Price Beneficiaries shall each be entitled to grant, transfer, dispose, sell-out, assign or usufruct up to 33.3% of their Swvl Shares but shall undertake to hold and not grant, transfer, dispose, sell-out, assign or usufruct their remaining Swvl Shares until such is allowed pursuant to (iii) below;

(iii)

after the first 12 (twelve) months after Closing Date (the “Second Lockup Expiry Date”) the Purchase Price Beneficiaries shall each be entitled to grant, transfer, dispose, sell-out, assign or usufruct up to another 33.3% of their Swvl Shares but shall undertake to hold and not grant, transfer, dispose, sell-out, assign or usufruct their remaining Swvl Shares until such is allowed pursuant to (iv) below;

(iv)

after the first 18 (eighteen) months after Closing Date (the “Third Lockup Expiry Date” and together with the First Lockup Expiry Date and the Second Lockup Expiry Date the “Lockup Expiry Dates” and each individually a “Lockup Expiry Date”) the Purchase Price Beneficiaries shall each be entitled to grant, transfer, dispose, sell-out, assign or usufruct all of their Swvl Shares;

The Contingent Swvl Shares shall be subject to following restrictions:

(i)

during the first 15 (fifteen) months after Closing Date the Purchase Price Beneficiaries shall undertake to hold and not grant, transfer, dispose, sell-out, assign or usufruct the Contingent Swvl Shares issued to them following achievement of the First Milestone;

(ii)

during the first 12 (twelve) months after Closing Date the Purchase Price Beneficiaries shall undertake to hold and not grant, transfer, dispose, sell-out, assign or usufruct the Contingent Swvl Shares issued to them following achievement of the Second Milestone;

(iii)

during the first 9 (nine) months after Closing Date the Purchase Price Beneficiaries shall undertake to hold and not grant, transfer, dispose, sell-out, assign or usufruct the Contingent Swvl Shares issued to them following achievement of the Third Milestone;

The Swvl Shares listed under the column ‘Protected Swvl Shares’ in Schedule 3 (Purchase Price Allocation) (such Swvl Shares hereinafter the “Protected Swvl Shares”) shall benefit the following protection:

In order to cover any possible loss of value of the Protected Swvl Shares during the lock up period set forth above, in cases where the official market value of a single Swvl Share is lower than seven USD ($7.00) at any Lockup Expiry Date, the relevant Purchase Price Beneficiary holding Protected Swvl Shares shall be granted such number of additional Swvl Shares required to bring the relevant Purchase Price Beneficiary in the position it would have been had it acquired all its Protected Swvl Shares against such lower price per Protected Swvl Share. In any case, the total USD value of the Protected Swvl Shares granted to a Seller shall not exceed the total USD value of the Protected Swvl Shares granted with the Payment of the Closing.

Notwithstanding the above-mentioned protection, in cases where the official market value of a single Swvl Share is higher than thirteen USD ($13.00) at any Lockup Expiry Date, the relevant Purchase Price Beneficiary holding Protected Swvl Shares shall return to Swvl Holdings such number of Protected Swvl Shares to bring the relevant Purchase Price Beneficiary in the position it would have been had it acquired all its Protected Swvl Shares against such higher price per Protected Swvl Share.

Schedule 6 - Calculation of Net Financial Debt

For the purposes of this contract, the net financial debt (the “Net Financial Debt”) will be the result of subtracting the Cash from the Gross Financial Debt.

a) The gross financial debt (the “Gross Financial Debt”) will be the sum of:

1. Long and short-term loans with banks, funds, or similar financial providers;

2. Loans with third parties outside the current course of the Business;

3. Debts with the shareholders, directors of the Companies or any related party;

4. Participative loans;

5. Balances disposed of in credit lines and in confirming lines;

6. Bank overdrafts;

7. Penalties for interest, commissions or reimbursement premiums;

8. Obligations, bonds, bills or convertible loans issued by the Companies or its subsidiaries;

9. Liabilities for finance leases, operating leases or sales contracts

10. Liabilities with suppliers of fixed assets;

11. Discounted invoices or accounts receivable, factored commercial debts or any other type of customer advance;

12. Balances drawn from off-balance-sheet credit facilities (non-recourse factoring or any other similar off-balance-sheet financing);

13. Dividends accrued and not paid;

14. The amount of ESOP slips to be paid at Closing according to ESOP and the grant agreement of the employees;

15. Overdue debts with any Public Administration including social security charges, taxes and levies;

16. Corporate tax liabilities;

17. Deferred tax and assets liabilities;

18. Derivative instruments in market conditions at the time of acquisition;

19. Trade accounts payable or other types of creditors with collection conditions greater than 120 days;

20. Withholdings and special bonuses;

21. Any obligation in relation to a guarantee, indemnity offer of credit;

22. Retirement benefits and other premiums;

23. Pension funds and other obligations; Y

24. Long-term provisions.

b) The cash (the “Cash”) will be the sum of:

1. Cash in the Companies or its subsidiaries;

2. Cash in banks;

3. Deposits less than one year old; and

4. Investments in funds, stocks, bonds, cash bills and other financial instruments that are liquid with a duration of less than one year.

Schedule 7 – Resource Commitment Instalments

Instalment #	Due Date	Amount (USD)
1	the later of the Closing Date or 10 May 2022	3,000,000-
2	10 June 2022	1,500,000
3	10 July 2022	1,500,000
4	10 August 2022	1,500,000
5	10 September 2022	1,500,000
6	10 October 2022	1,500,000
7	10 November 2022	1,500,000
8	10 December 2022	1,500,000
9	10 January 2023	1,500,000
10	10 February 2023	1,500,000
11	10 March 2023	1,500,000
12	10 April 2023	1,000,000
13	10 May 2023	1,000,000
14	10 June 2023	1,000,000
15	10 July 2023	1,000,000
16	10 August 2023	1,000,000
17	10 September 2023	1,000,000
18	10 October 2023	1,000,000

Schedule 8 – Seller’s Warranties

Each of the Sellers represents and warrants to the Buyer the following:

1.	PART A – FUNDAMENTAL WARRANTIES

1.1	Capacity

1.1.1	The Sellers have full legal capacity to execute this Agreement, comply with obligations arising out of the same and carry out and complete the transactions provided for therein.

1.1.2	The Company is duly incorporated in accordance with Dutch law and is duly registered in the Netherlands Chamber of Commerce.

1.1.3	Volt Lines Turkey is duly incorporated in accordance with Turkish Law and is duly registered in the Istanbul Chamber of Commerce.

1.1.4	Volt Lines MENA is duly incorporated in accordance with UAE Law and is duly registered in the Abu Dhabi Global Market Registration Authority.

1.1.5

This Agreement has been duly executed by the Sellers and the obligations provided for herein are legal and valid obligations binding on the Sellers and may be enforced against them in accordance with their respective terms.

1.1.6	The Seller and the Companies have obtained all approvals, permits, authorizations and licenses required to enter into and to perform their respective obligations under this Agreement.

1.2	Corporate Information

1.2.1

The Company was duly incorporated as a private company in accordance with the Dutch Law on 10 May 2019. The Company is registered with the Trade Register of the Dutch Chamber of Commerce and accurate and complete copies of Companies’ articles of association and amendments have been submitted to the Buyer. The articles of association and its amendments submitted to the Buyer do not contain any misleading or incorrect information. The Company has not been in any default under its organisational documents. The Company has duly and timely fulfilled all the registration and announcement procedures required to be made under the applicable Law under the establishment document. The Sellers and/or the Company have not made any dispositions contrary to its articles of association. The Company has the unrestricted right, power, authority, and capacity to own its assets and to conduct Business as conducted on the Effective Date. The Company has not repaid, redeemed or purchased any of its own shares, reduced its share capital or has it agreed to do any of such things.

1.2.2

Volt Lines Turkey was duly incorporated as a joint stock company in accordance with the Laws of the Republic of Turkey on 20 October 2017. Volt Lines Turkey is registered with the Istanbul Trade Registry and accurate and complete copies of Volt Lines Turkey’s articles of association and amendments have been submitted to the Buyer. The articles of association and its amendments submitted to the Buyer do not contain any misleading or incorrect information. Volt Lines Turkey has not been in any default under its founding documents. Volt Lines Turkey has duly and timely fulfilled all the registration and announcement procedures required to be made under the applicable Law under the establishment document. The Sellers and/or Volt Lines Turkey have not made any dispositions contrary to its articles of association. Volt Lines Turkey has the unrestricted right, power, authority, and capacity to own its assets and to conduct Business as conducted on the Effective Date. Volt Lines MENA has not repaid, redeemed or purchased any of its own shares, reduced its share capital or has it agreed to do any of such things.

1.2.3

Volt Lines MENA was duly incorporated as a private company in accordance with the Abu Dhabi Global Market Companies (Amendment No. 1) Regulations 2020 on 8 August 2021. Volt Lines MENA is registered with the Abu Dhabi Global Market Registration Authority and accurate and complete copies of Volt Lines MENA’s articles of association and amendments have been submitted to the Buyer. The articles of association and its amendments submitted to the Buyer do not contain any misleading or incorrect information. Volt Lines MENA has not been in any default under its founding documents. Volt Lines MENA has duly and timely fulfilled all the registration and announcement procedures required to be made under the applicable Law under the establishment document. The Sellers and/or Volt Lines MENA have not made any dispositions contrary to its articles of association. Volt Lines MENA has the unrestricted right, power, authority, and capacity to own its assets and to conduct Business as conducted on the Effective Date. Volt Lines MENA has not repaid, redeemed or purchased any of its own shares, reduced its share capital or has it agreed to do any of such things.

1.3	No Bankruptcy

1.3.1

Neither the Sellers nor the Companies have been declared insolvent or bankrupt or have filed for insolvency or bankruptcy nor is the Seller aware of any person having filed an insolvency or bankruptcy request.

1.3.2

The Companies have not, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, no creditor of the Companies has enforced any security over or has seized any assets of the Companies, no unsatisfied judgment is outstanding against the Companies has suspended or ceased to carry on all or a material part of its Business.

1.4	Share Capital. Titles of ownership

1.4.1	The Shares have been validly issued, subscribed for and paid up in full. The Shares represent 100% of the share capital of the Company.

1.4.2

The Sellers are the only owners of the Shares, which are free from any liens and/or Encumbrances (including any right -whether exercisable now or in the future and whether contingent or otherwise) to call for the conversion, issue, sale or transfer, redemption or repayment of any share or any other security giving rise to a right over or an interest in, the share capital of the Company. There are no existing, pending or, , any threatened disputes affecting any of the Shares or Sellers’ ownership or entitlement to dispose of any of them. There are no circumstances, which are likely to give rise to any such disputes. All previous share transfers with regards to the Shares have been duly made and registered in the share ledger of the Companies and there exists no pending or, threatened dispute, which seeks to challenge the validity of the Shares transfers made to the Sellers from former shareholders of the Companies. There are no warrants, option rights or other third Person rights to obtain any shareholding or other interest in the Companies.

1.4.3

The Sellers are entitled to sell and transfer the full legal and beneficial ownership of the Shares, in compliance with all applicable statutory requirements and any other corporate requirement in this regard.

1.4.4

Other than the convertible loans owed by the Company to Alain Wehbe and Jawad Qasim, restructured and shall be repaid in accordance with the table below, the Companies duly repaid all convertible loan agreements that it had been party or represented to be a party and the Companies don’t have any unpaid loans or un-issued Shares in relation to its convertible loan agreements that it have entered into:

Convertible Loan Holder	Principal	Interest	Payment Schedule
Alain Wehbe	150,000	12,000 USD as of 30 June 2020 12,000 USD as of 30 June 2021 12,000 USD as of 30 June 2022	12,000 USD by 30 May 2022 12,000 USD by 30 June 2022 162,000 USD by 30 July 2022
Jawad Qasem Mohammad Yousef	50,000	4,000 USD as of 30 June 2020 4,000 USD as of 30 June 2021 4,000 USD as of 30 June 2022	4,000 USD by 30 May 2022 4,000 USD by 30 June 2022 54,000 USD by 30 July 2022

1.4.5	The Company is the registered owner of the 100% share capital of Volt Lines Turkey and Volt Lines MENA, as current sole shareholder.

1.5	No Interference

The Sellers have not made a claim of any nature against the Companies that remains outstanding, and there are no circumstances, which entitle or are likely to entitle any of them to make such a claim. There is no dispute pending or, threatened against or affecting the Sellers and/or the Companies that in any manner challenges or seek to prevent, enjoin, alter or materially delay the execution or consummation of the Agreement or the Transaction, there are no circumstances likely to give rise to any of the foregoing.

1.6	No Pending Business Transaction

Any transaction required under this Agreement, the Companies are not a party to any agreement relating to the acquisition or sale of, or an economically equivalent transaction involving, any interests in other legal entities or any business or parts thereof.

2.	PART B – BUSINESS WARRANTIES

2.1	Information

The Sellers have provided the Buyer with all information requested in relation to the Companies as well as its business to enable the Buyer to make proper assessment and determination. The information contained in this Agreement and the Data Room, as well as all written and verbal information given to the Buyer and its professional advisers in relation to the Shares, the Companies and the Business including their assets, is true, complete, accurate and not misleading and no material information has been omitted or hidden.

2.2	Articles of association, statutory books and other corporate matters

2.2.1

The statutory books, books of accounts and other records of any kind whatsoever of the Companies required by the applicable Laws: (1) are maintained in accordance with applicable Laws on a proper and consistent basis; (2) contain true, up-to-date and complete records of the matters required to be contained in such books and records; and (3) all the corporate resolutions required to be registered at any commercial registry and the documents required to be delivered by Law have been properly registered and delivered. Neither the Sellers nor the Companies have received any notice or allegation that any of them is incorrect or should be rectified and, there are no circumstances, which are likely to give rise to such a notice or allegation.

2.2.2

The governing bodies of the Companies, as well as all their attorneys-in-fact, have managed the Companies in the ordinary course of business and in compliance with applicable statutory and legal provisions, and have carried out their duties and position with the diligence and loyalty required by the Law.

2.2.3	The Companies are not a party to joint ventures, profit sharing agreements, temporary co-operative companies or associations of economic interests, any shareholders’ agreement or similar arrangement.

2.2.4

The Company (i) does not hold any shares in any other company save for Volt Lines Turkey and Volt Lines MENA and the Companies do not have the benefit of any option or agreement to acquire all or any part of the share or loan capital or other securities of any other corporate body.

2.2.5	The current articles of association or constitutional documents of the Company are in the same form as those available at Trade Register of the Dutch Chamber of Commerce.

The current articles of association or constitutional documents of Volt Lines Turkey are in the same form as those filed at Istanbul Chamber of Commerce.

The current articles of association or constitutional documents of Volt Lines MENA are in the same form as those filed at Abu Dhabi Global Market Registration Authority.

No resolutions modifying the articles of association of the Companies are pending to be registered.

2.3	Financial Statements

2.3.1

A true and complete copy is included as Exhibit 2.3.1 of the individual financial statements (balance sheet and profit and loss account) of the Company corresponding to the financial year ended on 31 December 2021 and the individual financial statements (balance sheet and profit and loss account) of Volt Lines Turkey and Volt Lines MENA corresponding to the financial year ended on 31 December 2021; (jointly as the “Financial Statements”).

2.3.2

A true and complete copy is included as Exhibit 2.3.2 of (i) the profit and loss account of the Company and Volt Lines Turkey respectively for the period 1 January to 30 June 2021, and (ii) the balance sheet as of 30 June 2021 of the Company, Volt Lines Turkey and Volt Lines MENA respectively (the “Financial Statements 2021”).

2.3.3

The Financial Statements make full provision for or, as appropriate, disclose or make note or adjustment of all definite bad and doubtful debts and all accruals and liabilities and provisions (whether actual, contingent, quantified, unquantified or disputed) of the Companies as required by applicable Law as at date when they were drawn up.

2.3.4

The Financial Statements, as well as the financial accounts contained in Exhibit 2.3.2, (i) have been prepared in accordance with the applicable Laws, and (ii) show a true and fair view of the assets and financial situation of the Companies, as well as profit and loss on operations carried out in the period to which the Financial Statements relate in accordance with requirements of the said legislation and generally accepted policies, principles, estimation techniques, measurement bases, practices and accounting principles.

2.3.5

Except as per usual market practices of the banks or other financial institutions, no term of the existing credits of the Companies have been changed or renegotiated by its lenders on terms less favorable to the Companies.

2.3.6

The Companies do not have liabilities or obligations (actual or contingent, accrued or un-accrued) to third parties, debts, bonds, guarantees or securities or the type which should be accounted for in the Financial Statements which are not duly accounted for (including relevant accounting provisions) in the Financial Statements in accordance with the relevant applicable Law and generally accepted accounting principles.

2.4	Absence of changes

Since the date of the Financial Statements up to the Closing Date:

2.4.1

The Companies have carried out their Business, in all material respects, in the ordinary course of business without any disruption or interruption and as a going concern and have not increased their liabilities with third parties outside the ordinary course of business;

2.4.2

There has been no reduction in the value of the assets determined in accordance with the same accounting policies, estimation techniques, measurement bases, practices and procedures used in the preparation of the Financial Statements and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the financial statements or, in the case of any asset acquired after the date of the Financial Statements, at a figure no greater than cost;

2.4.3

All transactions between the Companies and each of the Sellers have taken place substantially in a manner and on terms substantially consistent with previous practice and, in any case, on an arm’s length basis;

2.4.4

The Companies have not acquired or disposed of any business or asset, nor have they agreed to do so, for the benefit of the Sellers or any Person connected with the Sellers after the date of the Financial Statements

2.4.5	The Companies have not borrowed any money;

2.4.6

The Companies have not changed their accounting procedures, principles or practices; have not amended their practices of managing their working capital including not seeking to defer payments to creditors or seeking to accelerate collections from debtors other than in accordance with consistent past practice;

2.4.7	The Companies have not settled any claims or litigation, arbitration or similar proceedings; and

2.4.8	No debt owed to the Companies has been released, deferred, subordinated, written off or had a credit issued against it (in whole or in part) or has proved to any extent irrecoverable.

2.4.9

The Companies have not entered into any agreement, commitment with any third party or failed to comply with, breached, amended, changed, rescinded or in any manner altered the material terms and conditions of any material contract to which the Companies are a party, and there are no obligations to execute or approve new agreements or contracts, which have not been expressly disclosed to the Buyer in the Data Room.

2.4.10

No bonus or other payment has been made or agreed to be made in connection with the performance of the Agreement including the payment of any costs, bonuses or other sums by the Companies to, or for the benefit of the Sellers or a Person connected with the Sellers.

2.4.11	In particular, except as expressly foreseen herein, no Leakage has occurred in the period between the date of the Financial Statements and the Closing Date.

For the purposes of this Clause, the expression “Leakages” used in relation to the Companies, means:

•

payment of any amount (as dividend or other type of distribution –whether in cash or in kind–, return of contributions or payment for services) by the Companies to the Sellers or to any Connected Person to the Sellers,

•

any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by the Companies or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of any of the Companies,

•	purchase or sale of any asset by the Companies, on the one hand, and the Sellers or any Connected Person to the Sellers on the other,

•

the amount of any bonus (whether in cash or in kind) paid or payable to any shareholder, director or employee of any member of the Sellers’ Group as an incentive to complete, or triggered by, the Transaction, incurred or reimbursed by, or charged to, any of the Companies;waiver of any amount or right by the Companies in favour of the Sellers, any Connected Person to the Sellers,

•	any payment of or promise to pay interest or principal in respect of any indebtedness owed by the Companies in favour of the Sellers, or of any Connected Person to the Sellers,

•	any guarantee, indemnity or security provided by the Companies in respect of the obligations or liabilities of the Sellers, or of any Connected Person to the Sellers,

•

any other liabilities incurred (whether in cash or kind) or benefits conferred by the Companies in favour of the Sellers, or of any Connected Person to the Sellers, any payments made, or liabilities incurred, by the Companies with respect to any director or any third party in connection with or relating to this Agreement (including any transaction or retention bonuses or management or advisers’ fees payable in connection with the Transaction contemplated in this Agreement).

•	any expenses as a consequence of any of the actions above referred.

•

but in any event excluding Permitted Leakages or except to the extent that the Leakage is covered by any specific allowance, provision or reserve in the Financial Statements. For this purpose, an allowance, provision or reserve shall be deemed to be specific if it can be reasonably evidenced on the basis of the financial administration of the Companies that such allowance, provision or reserve was intended by the management of the Companies to relate fully of partly to the relevant fact, matter or claim. For these purposes “Permitted Leakages” means:

•

emoluments and other economic entitlements properly payable to an employee, director, consultant or officer of any of the Companies and due and accrued up to and including Closing under any service or other consultancy agreement or by virtue of their employment, consultancy or directorship in force at the date of the Financial Statements; and

•	management fees and other disbursements payable under the management agreement between Sellers, any Connected Person to the Sellers and any of the Companies;

•	any amount of Tax imposed on or payable by any of the Companies in respect of any of the foregoing;

•	any Leakages previously approved in writing by the Buyer.

2.5	Assets

2.5.1

Title: The Companies possess valid legal title over the machineries, equipment, fittings, and other moveable assets it uses, and they maintain them in proper and safe working order, ensuring that they are adequate for the purposes for which they are required in the terms established in the applicable Law.

2.5.2

The Company is the legal owner of (i) the passenger App (for iOS and Android) named “Volt Lines”, (ii) the driver App (for iOS and Android) named “Volt Lines”, the web-based management module, as well as of (iii) the back-end, architecture, algorithms, simulators, data reports and map data set. Those Apps are in good working order.

2.5.3

Permits: The Companies have all the valid licenses, permits, records and administrative authorizations or similar titles required in order to legally possess and operate the aforementioned machineries, equipment and other moveable assets. All fees required to have been paid in connection with such governmental authorizations have been paid.

2.5.4

The Sellers have not received any written information or request from any competent authorities in relation to the lack of any of the licenses, permits, records and administrative authorizations or similar titles required by Law for operation of the Business or no competent Authority intends to modify, revoke, cancel, terminate or not renew any governmental authorization of the Companies. No event has occurred that, with or without notice or lapse of time or both to result in the revocation, suspension, lapse or limitation of any governmental authorization of the Companies.

2.6	Agreements

In relation to all material contracts where the Companies are a party:

2.6.1	To the Sellers’ knowledge each contract to which the Companies are party is in compliance with applicable Law and in full force, effect, and binding on the parties to it.

2.6.2

The formalization of the transaction, does not imply a breach or termination cause of any of such contracts; do not contain a change of control Clause, change of ownership structure or similar Clause that might be triggered as a consequence of the execution of the transaction; and

2.6.3

No notice of event of default, termination of or intention to terminate any contract (either it be written or oral) has been received by the Companies and/or the Sellers and to the Sellers’ knowledge none is anticipated. The Companies have not breached any of the contracts of which they are part of, nor has, to the Sellers’ knowledge, any breach taken place by the counterparties of such contracts.

2.6.4	No financial lease agreement is in force.

2.7	Financial liabilities

2.7.1

There are no outstanding accounts: (1) loans made by the Companies to, or debt owing to the Companies by, the Sellers or any director of the Companies or any Connected Person with them; nor (2) any agreement or arrangement to which the Companies are a party and in which the Sellers or any director of the Companies appointed by the Sellers or any Connected Person to the Seller has an interest.

2.7.2	There is no outstanding guarantee, indemnity, or security given by the Companies for the benefit of the Sellers, any director of the Companies or any Connected Person to them.

2.8	Real estate

2.8.1

Condition of the Real Estate Properties: The Real Estate Properties of the Companies (the “Real Estate Properties”) are in a good state of upkeep and maintenance, and neither they nor the installations contained therein are affected by any construction faults or defects.

2.8.2

Service, utility, maintenance and similar agreements: The Companies are not party to any other service agreements regarding Real estate. The Companies are currently up to date in the performance of its obligations under the service agreements.

2.8.3

Zoning legislation and licenses: The Sellers are not aware of any fact or circumstance (a) for which the Real Estate Properties (and the activities carried out therein) were not in conformity with applicable zoning regulations or (b) under which the existing licenses for the use, operation and functioning of the Real Estate Properties may be challenged.

2.8.4

The Sellers have not received any written information or request from any competent authorities in relation to the lack of any of the licenses required by Law for the construction, opening and operation of the Business in the Real Estate Properties.

2.8.5	Environmental matters: The Sellers and the Companies have not received any written notice or claims in relation to environmental liabilities connected with the Real Estate Properties or the Business.

2.8.6	No activity has been developed which could result in a potential contamination of the Real Estate Properties.

2.9	Taxes

2.9.1

The Companies have complied with all applicable Tax Laws and regulations in relation to all    Tax periods open to inspection and are up-to-date with all required Tax payments and filing of declarations, returns, withholdings, information disclosures or any other obligations pursuant to any applicable Tax Law or regulation, as well as any other fees, duties or payments to any Authority or agency or to any third party as may be required in connection with the Transaction. No Tax inspection or verification procedures are being carried out in relation to periods prior to Closing.

2.9.2

Tax attributes are fully in force and in compliance with Law and the Companies have in their possession all supporting documents to evidence this, including where such rights had arisen in periods that are now time barred.

2.9.3

All transactions and agreements entered into by the Companies and any current or past associated enterprises, local affiliates or any third party have been and are on fully arm’s length terms. There are no circumstances which could cause any Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place. The Companies have maintained the transfer pricing documentation and records in relation to any related party payments as required under applicable Laws and regulations.

2.9.4	There are no encumbrances upon any properties or assets of the Companies arising from any failure or alleged failure to pay any Tax.

2.9.5

The Companies have materially fulfilled the obligations legally incumbent in relation to any subcontractors engaged during the years open to Tax inspection, in full compliance with the applicable Law (including but not limited to grounds, verification of fulfilment of Tax, salary and social security obligations by contractor and/or subcontractor companies).

2.9.6	The Companies have no branch, agency, permanent establishments (“PEs”), including fixed place PEs, service PEs, sales agent PEs, digital PEs and/ or any other forms of taxable presence.

2.10	Employment and social security aspects

2.10.1

The employees of the Companies, at the execution date of this Agreement, are described in Exhibit 2.10.1, pointing out their seniority, yearly gross earnings and remuneration in kind, and whether their employment contracts are fixed, part-time or any other type. No negotiations or change whatsoever has taken place or is under way regarding these conditions and there is no undertaking whatsoever to carry out any changes.

2.10.2

The Companies currently comply and have at all times complied with the obligations relating to employment, social security, health and safety, and pensions undertakings set out in the applicable Law and/or relevant collective agreement, and in the individual contracts they have signed with its employees.

2.10.3

The Companies comply with relevant regulations relating to subcontracting and self- employees and, there is no reason why employees of their subcontractors or the self-employees could claim the benefit of a contract of employment with a Group Company.

2.10.4

The Companies are up-to-date in the payment of all amounts which are payable, to workers who currently offer their services to the Companies, or who have in the past offered their services to the Companies, both directly and indirectly, either as employees or via third parties, as members of the board of directors, agents, representatives, etc.

2.10.5

The Companies have not entered into any recognition or other agreement with an employee union or received any request from an employee union for recognition, nor have they carried out any act, which may be construed as giving an employee union any legal entitlement in relation to recognition. No collective bargaining agreement exists.

2.10.6

The Companies pay the employees’ wages in the proper manner and amount in accordance with the provisions of the applicable collective bargaining agreement and applicable legislation. The Companies are up-to-date in their payment of the necessary social security contributions, pursuant to the legislation in force and in the due amounts, and has submitted its contribution payment reports and all the other required documentation, in the manner and within the time periods established to this end in the legislation in force. No failure to make payment, delay or deferral payments or deposited contributions for a lower amount than is due has taken place, nor has any administrative debt claim for contributions, sanctions or settlements been filed regarding non-compliance with social security obligations.

2.10.7

There is no term of employment for any Employee that provides that a change in the shareholding structure of the Companies will entitle such individual (a) to treat the change of shareholding structure and the execution of the Agreement as a breach of his or her employment contract, (b) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event), or (c) to treat himself or herself as redundant or released from any obligation to the Companies.

2.10.8	All the employees, executives and members of the board of directors of the Companies, are duly included in the corresponding social security regime in accordance with the social security legislation.

2.10.9	The relevant labour authorities have been notified of the opening of the Companies’ working premises, in the manner and within the periods required under the applicable legislation.

2.10.10

The Companies have drawn up and signed their employment contracts in full compliance with all legal and regulatory requirements and in compliance with the end purpose inherent to the type of contract used in each case. The temporary status clauses of the temporary employment contracts are correctly founded in accordance with the regulations applicable to each type of contract.

2.10.11

No covenant or commitment exists by virtue of which the Companies are bound to pay any severance or compensation whatsoever for contractual resolution in an amount greater than the corresponding legal severance provided for Laws in each particular case.

2.10.12

The Companies have not agreed any special covenants in the employment contracts, such as exclusivity, permanence and post contractual non-compete clause, except for the confidential and post contractual non-compete agreement executed or concluded with all the employees of the Companies. Likewise, the covenants banning post-contractual competition have been correctly subscribed and duly compensated according to the Law.

2.10.13

The Companies have not agreed any other compensation with any other individual linked to the Companies by a commercial or labour relationship in case the requirements described take place or a transaction of this nature.

2.10.14	The Companies have complied and continues to comply with all employment Law rules regarding work time registration and overtime.

2.10.15	No employee is entitled to receive any benefit derived from the exercise of any right or option under an ESOP, stock option plan or share plan from the Companies.

2.10.16

No particular profit sharing and/or other performance related incentive schemes exist which are not state or mandatory schemes. Likewise, the parameters of the variable remuneration policies subscribed by the Companies are correctly fixed in written form, according to the Law.

No external pension schemes have been entered into by the Companies for the benefit of its employees and the Companies do not have (nor ever has had) any liability regarding any pension scheme (whether defined benefit or otherwise).There have been no increases in any salaries in the six (6) months prior to the date of this Agreement, nor any Companies have made any commitment to any of its employees regarding an increase in their salaries or other remuneration or compensatory arrangements (including any bonus).

2.10.17	The Companies declare that a group of companies from a labour perspective does not exist with other companies who hold shares of the Companies and that the labour Authorities have not declared it.

2.10.18	There is no former employee of the Companies who has a statutory or contractual right to be considered as an employee of the Companies.

2.10.19

All employees of the Companies have been duly registered as employees of the Companies, with the relevant social security authorities and the Companies have complied with all its respective social security contribution obligations within the prosecutable periods as at the date hereof and are up to date with such obligations and with all the legal obligations regarding social security and tax withholdings.

2.10.20	The Companies have not taken any measure as a result of the COVID 19 pandemic situation, concerning the employees of the Companies.

2.10.21

The Companies have not received written notification regarding any pending labour conflict, including strikes, work stoppages or collective claims in relation to its employees, nor are they aware of the existence of any judicial or administrative proceedings (including inspection or verification proceedings by the Social Security) in progress in relation to labour, social security or occupational risk prevention matters initiated in which the Companies are subject.

2.10.22

No claims or actions being brought or pending on behalf of any employees or former employees against the Companies or other employees of the Companies have been notified to the Companies or are expected to be notified at the execution date of this Agreement.

2.10.23	The Companies have always complied with all Laws regarding employee representation and also in relation to any information or consultation obligations with employees and/or employee representatives.

2.10.24

The Companies comply with and has complied with any applicable Health and Safety Legislation. Likewise, the Companies have carried out the specific assessments on prevention of labour risks applicable to those remote workers.

2.11	Protection of personal data

2.11.1

The Companies have complied and comply with all the legal obligations set out in the applicable Laws and regulations regarding protection of personal data and the collection and use of personal data. On the other hand, Volt Lines Turkey has yet to commit the necessary resources to audit its data processing and data security procedures to make it fully compliant with the data protection regulations and register such with the appropriate authorities, which Volt Lines Turkey commits to undertake within 6 months after the Closing.

2.11.2

All agreements executed by the Companies with customers and implying processing by the Companies of data controlled by its customers include the necessary specifications and undertakings in application of the applicable privacy Laws and regulations.

2.11.3

To Sellers’ knowledge all agreements executed by the Companies with subcontractors implying access by the latter to data controlled by the customers of the Companies include the necessary specifications and undertakings in application of the applicable privacy Laws and regulations and have been duly authorized by the corresponding customers.

2.11.4

All data subjects whose data are processed by the Companies as data controller (i) have been provided by the Companies with the appropriate transparency notice and description of the processing of their data by the Companies in accordance with applicable privacy Laws and regulations and (ii), when appropriate, have duly consented to such processing. These data subjects who have been informed include customers of the Companies, potential customers, employees, applicants and subcontractors.

2.11.5

The Companies have in place protocols (i) for auditing its own compliance with the applicable privacy Laws and regulations, (ii) for dealing with security breaches and notifying them to the appropriate supervising authorities, (iii) for complying with data subjects’ requests relating to their rights; and (iv) for complying with personal data retention and erasure principles; all of it in accordance with the requirements with the applicable privacy Laws and regulations.

2.11.6

Subject to Clause 2.11.6, the Companies have fully complied with all registration and documentation requirements under the applicable data protection Laws and regulations and keep traceable proceedings regarding the handling of personal data.

2.11.7

To the Sellers’ knowledge and subject to Clause 2.11.6, the Companies have, at all times, taken appropriate security measures against unauthorized access to, or unauthorized alteration, disclosure or destruction of, personal data and against all other unlawful forms of processing and have taken all reasonable steps to ensure that its employees, contractors and other relevant persons have been made aware of and comply with such security measures.

2.11.8

Generally, the Companies have not transferred, and does not transfer, any personal data controlled or processed by them to any territory outside the territory which the Companies are established in. In cases where the Companies have transferred or do transfer data outside the territory which the Companies are established, such transfers have been and/or are carried out based on appropriate guarantees in full compliance with applicable Law and with appropriate notice to the data subjects of such processing.

2.11.9

The Companies have not (a) received any enforcement notices, information notices or prohibition notices from the competent Data Protection Agency or any relevant equivalent national supervisory, regulatory or enforcement body in any other jurisdiction, (b) received any written notice from the competent Data Protection Agency or any relevant equivalent national regulatory or enforcement body in any other jurisdiction alleging non-compliance by the Companies with applicable data protection Laws and regulations or (c) received any written notice from the competent Data Protection Agency or any relevant equivalent national supervisory, regulatory or enforcement body in any other jurisdiction alleging a data subject has filed a complaint against it.

2.11.10

No claims or actions by third parties has been submitted against the Companies and no inspections have been initiated by the public authorities, for the breach of any obligations in relation to personal data protection by the Companies.

2.11.11

To the Sellers’ knowledge the use by or on behalf of the Companies of any data, including any personal information, does not infringe, misappropriate, or otherwise violate the rights of any Person or otherwise violate any applicable Law.

2.12	Intellectual and Industrial Property

2.12.1

All the trading names, trademarks, patents and other intellectual or industrial property rights regularly used by the Companies, as well as, intellectual property rights on the software and computer programs, (including without limitation the backend that manages requests, the algorithm, the systems status of the dashboard and the driver and customer simulator, any other programs, improvements and updates) and applications (including driver and customer applications)), all of it the “Companies’ IP Rights”, belong to the Company for the territory of the whole universe, on an unlimited and perpetual basis, royalty-free, including any extensions and/or renewals, for the maximum extent permitted in Law, and have been duly registered in its name, and their use has not been subject to license or permanent or temporary assignment to any third party. All the Companies’ IP Rights are solely, legally and beneficially owned by the Companies free from any Encumbrance. In addition, the Companies are in a position to provide sufficient evidence of the existence, ownership and chain of title of the Companies’ IP Rights so as to be able to reject any challenge against such existence and/or ownership. The Companies’ IP Rights are valid and maintained, and there are not outstanding material obligations in respect of the Companies. The Companies, in any manner, have not granted any present or future encumbrances in favour of any Person, or are not under the obligation or contractual arrangement creating an obligation to transfer or to create, change or abolish any encumbrances on any of its Companies’ IP Rights. The Companies are free to dispose of the respective Companies’ IP Rights in any manner, and such dispositions would not violate applicable Law.

2.12.2

The Companies comply with the legal requirements to maintain in force the ownership of the Companies’ IP Rights as well as to continue using said Companies’ IP Rights and, in particular, is up-to-date in its payment of all royalties and fees on the Companies’ IP Rights. In addition, the Companies have prudently pursued all the necessary procedures in order to safeguard and protect any intellectual property not registered to the Companies.

2.12.3

The Companies’ IP Rights: (i) are to the Sellers’ knowledge being used in compliance with the Laws, contracts and agreements applicable to the Companies’ IP Rights; (ii) do to the Sellers’ knowledge not infringe or misappropriate any intellectual or industrial property right owned by any third party; and (iii) to the Sellers’ knowledge no third party has infringed, misappropriated, challenged the validity or enforceability, or carried out an unauthorized use of any Companies’ IP Rights. The Companies do not use or incorporate any open-source software in any of the Companies’ IP Rights and/or products made available to customers.

2.12.4

The terms of the licenses and agreements relating to the intellectual and industrial property and software used by the Companies (the “Licensed-In IP Rights”) are valid, binding and currently in force. The Companies have not breached the terms of these licenses and/or agreements, no dispute has arisen in this regard, and are entitled to use all the programs, trademarks, patents, utility models and intellectual and industrial property rights that it uses in the course of its business.

2.12.5

The owned Companies’ IP Rights and the Licensed-In IP Rights are the only IP Rights required by the Companies to carry on its business. The Companies’ business further, does not depend on the maintenance of any Licensed-In IP Rights which cannot be substituted for another license generally available in the market.

2.12.6

Where the Companies have assigned any IP Rights in a project developed by it to a customer, this does not restrict its ability to carry on its business or provide the same or similar products and services for any other person, and its business does not infringe the rights so assigned.

2.12.7

The Companies’ IP Rights have been created or developed by employees of the Companies and contractors on written terms vesting ownership of those IP Rights in the Companies and full ownership in the IP Rights developed by such employees and contractors has been transferred to the Companies without restrictions. No employee, contractor or former employee or contractor of the Companies, or any third party or a Seller, has made or is entitled to claim that it has any rights in relation to the Companies’ IP Rights.

2.12.8	The Companies have at all times taken reasonable industry standard measures to protect the confidentiality of its Trade Secrets and other IP Rights.

2.12.9

None of the Companies’ IP Rights has been or, is likely to be subject to challenge, opposition or attack or any claim for ownership or compensation by any third Person. The Companies have not received notice of any pending or threatened proceeding or any claim in which any Person alleges that any of the Companies’ IP Rights have violated and infringed any other Person’s Intellectual Property rights

2.12.10	The Companies have not infringed any third party intellectual or industrial property rights and there are no claims outstanding in this regard.

2.13	Incentives

The Companies fulfilled all of their obligations with regards to any incentives (including the R&D Center incentives) it has applied or benefited from, and complies and has complied with any and all conditions imposed under applicable Law or by any Authority in connection with such incentives. All applicable conditions and requirements to which the benefit such incentive is subject have been duly satisfied.

2.14	Insurance

2.14.1

The Companies (i) have entered into (and remain in force) all the insurance policies necessary to comply with their legal and contractual obligations and to cover their assets and day-to-day activities and (ii) have paid all corresponding premiums on such insurance policies in accordance with their respective terms.

2.14.2	The Companies have not made any claim under any such insurance policies which is still outstanding and in respect of which any insurer has refused coverage.

2.15	Confidential Information

Except for ordinary business conduct, fulfillment of the contractual obligations or its contrary required by the applicable Law, any confidential business information of the Companies:

(i) is in the exclusive possession or under the direct control of the Companies,

(ii) is and has been kept strictly confidential,

(iii) is reasonably documented and accessible, such that the Buyer will be able to take the full benefit of it,

(iv) is not subject to any third Person restriction as to its use, exploitation or disclosure, or

(v) any confidentiality obligations given by any third Persons in relation to the Confidential Information has not been breached of and there are no circumstances which are likely to give rise to any such breach or actual or alleged misuse.

2.16	Subsidies

The Companies have not received any grant, subsidy or financial assistance from any European or governmental department or agency or any local or other Authority, whether under any regional development grant, or temporary employment subsidy or otherwise.

2.17	Regulatory Matters

2.17.1

To the Sellers’ knowledge the Companies comply in all material respects with all applicable Laws and any license, permission, registration, filing, permit, certificate, approval, consent or other authorization (public or private).

2.17.2

The Companies have not received a notice from a public administration claiming that it lacks a license, permission, registration, filing, permit, certificate, approval, consent or other authorization (public or private) required for carrying on its Business in accordance with all applicable Laws and regulations.

2.17.3

The Companies hold all licenses, permissions, registrations, filings, permits, certificates, approvals, consents or other authorizations (public or private), required for carrying on its Business effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable Laws and regulations.

2.18	Environment

2.18.1

No claims or proceedings have been notified to the Companies with respect to any breach of environmental Laws relating to the Companies. There are no past or present actions, activities, circumstances, conditions, events or incidents, whether arising directly or indirectly from the conduct of the Companies that could result in breach of the environmental Laws.

2.18.2

The Companies have not received any notice, report or other information regarding any actual or alleged violation of any environmental Laws, including any investigatory, remedial or corrective obligations relating to the Companies or any real property or other property or any facility currently or previously owned, leased, operated or controlled by the Companies.

2.18.3

The Companies are not aware of the existence of any environmental matters related to their business, at or around any property thereof, which could: (a) give rise under any environmental Law to any fines, penalties, losses, damages, expenses or other liabilities; (b) require the carrying out of any works; or (c) otherwise directly or indirectly result in any material costs, losses or expenses being incurred; and no such events, actions or circumstances are likely to arise.

2.19	Competition

2.19.1

The Companies are or have not been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct which (in whole or in part) infringes or has infringed any competition Laws.

2.19.2

The Companies have not received any written notice, request for information, order, letter, process or other communication of any kind from any Authority in relation to any competition Law; or received any written complaint or threat to complain under, or by reference to any alleged infringement of, any competition Law from any Person; or been the subject of or affected by any investigation, reference or proceedings in relation to any competition Law; or been party to any proceedings in which any competition Law was pleaded or relied on and there are no circumstances which are likely to give rise to any of such things.

2.19.3

The Companies are not a party to a vertical agreement as per competition Laws or have engaged in concerted practices with other undertakings and do not impose price controls on its distributors or business partners.

2.20	Anti-corruption

2.20.1

Each transaction of the Companies has been properly and accurately recorded on the books and records of the Companies and each document on which entries in the Companies’ books and records are based (including purchase orders, customer or company invoices and service agreements) is accurate and complete in all respects. The Companies maintain internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure that (a) books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the Companies’ assets, (b) the integrity of its financial statements is maintained and (c) access to assets is permitted only in accordance with management’s general or specific authorizations.

2.20.2

Neither the Companies nor any officer, attorney, representative or agent of the Companies have either in private business dealings or in dealings with the public or government sector directly or indirectly given, made, offered or received or agreed (either themselves or in agreement with others) to give, make offer, or receive any payment, gift or other advantage which a reasonable person would consider to be unethical, illegal or improper, or committed or attempted to commit (either themselves or in agreement with others) any other corrupt act.

2.20.3

The Companies have not received any written communication from any Authority that alleges that the Companies or any of its current or former Employees, is or may be in violation of, or has, or may have, any liability under, the anti-corruption Laws, and no such potential violation of the anti-corruption Laws has been discovered by or brought to the attention of the Companies since their formations.

2.21	Litigation and judicial proceedings

The Companies are not involved in any judicial or arbitration proceedings or proceedings processed by any other Authority.

2.22	Transaction costs

The Companies have not paid/promised to pay, nor is it liable for any outstanding finder’s fee, brokerage or other commission or advisers’ fees, costs or expenses (including in relation to any fees of any accountant, lawyer or financial adviser or equivalent) in connection with the Agreement and Transaction

2.23	Swvl Shares

2.23.1 Each Seller is acquiring the Swvl Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person.

2.23.2 No Seller will sell, transfer, or otherwise dispose of any of the Swvl Shares except in compliance with the terms and conditions set forth in Swvl Holdings’ organizational documents and the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

2.23.3 Each Seller is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Swvl Shares and of making an informed investment decision.

2.23.4 Each Seller is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Swvl Shares, (ii) has had an opportunity to discuss with Swvl Holdings and its representatives the intended business and financial affairs of Swvl Holdings and to obtain information necessary to verify any information furnished to it or to which it had access and (iii) can bear the economic risk of (x) an investment in the Swvl Shares and (y) a total loss in respect of such investment.

2.23.5

Each Seller has knowledge and experience in business and financial matters so as to (i) enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Swvl Shares and (ii) protect its own interest in connection with such investment.

2.23.6

Each Seller’s acquisition of the Swvl Shares is not the result of any general solicitation or any general advertising (within the meaning of Rule 506(b) of Regulation D promulgated by the Commission under of the Securities Act.)